*THIS AMENDMENT IS BEING FILED TO INCLUDE THE JUNE 30, 2004 UNAUDITED FINANCIAL STATEMENTS.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETROL OIL AND GAS, INC.

(Name of small business issuer in its charter)

Nevada	1311	90-0066187
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization	Classification Code Number)	Identification No.)

3161 E. Warm Springs Road, Suite 300

Las Vegas, Nevada 89120

(702) 454-7318

(Address and telephone number of principal executive offices)

401 Pearson Ave., Waverly, Kansas 66871-9750

(Address of principal place of business or intended principal place of business)

Paul Branagan, President

PETROL OIL AND GAS, INC.

3161 E. Warm Springs Road, Suite 300

Las Vegas, Nevada 89120

(702) 454-7318

(Name, address and telephone number of agent for service)

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

        Approximate date of proposed sale to public: As soon as practicable after the registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.[X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value	500,000	$0.75	$375,000	$47.51
Common Stock, $0.001 par value	598,861	$1.87	$1,119,870.07	$141.89
Common Stock, $0.001 par value	845,000	$1.35	$1,140,750	$144.53
Common Stock, $0.001 par value	5,633,333	$1.20	$6,760,000	$856.49
Common Stock, $0.001 par value	12,788,332	$1.50	$19,182,498	$2,430.42
Common Stock, $0.001 par value	3,520,000	$2.00	$7,040,000	$891.97
Common Stock, $0.001 par value	1,813,333	$3.00	$5,430,000	$689.25
TOTAL	25,698,861		$41,048,118.07	$5,202.06

(1) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated __________, 2004

PROSPECTUS

PETROL OIL AND GAS, INC.

6,632,194 Shares of Common Stock

11,911,666 Shares issuable upon exercise of warrants

7,155,000 Shares issuable upon conversion of convertible term note

        We have prepared this prospectus to allow certain of our current stockholders to sell up to 25,698,860 shares of our common stock. We are not selling any shares of common stock under this prospectus. This prospectus relates to the disposition by the selling security holders listed on page 17, or their transferees, of up to 6,632,194 shares of our common stock already issued and outstanding and 11,911,666 shares of our common stock issuable upon the exercise of warrants held by the selling security holders as well as 7,155,000 shares of our common stock issuable upon the conversion of convertible notes held by the selling security holders. We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders. We will receive proceeds of up to $22,145,750 from the exercise of the warrants, assuming the "cashless" exercise section of the warrants is not utilized.

        The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling security holders.

        For a description of the plan of distribution of the shares, please see page 20 of this prospectus.

        Our common stock is included for quotation on the over-the-counter bulletin board under the symbol "POIG." The closing price for the common stock on October 28, 2004 was $1.69 per share.

        We urge you to read carefully the "Risk Factors" section beginning on page 7 where we describe specific risks associated with an investment in Petrol Oil and Gas, Inc. and these securities before you make your investment decision.

________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

The date of this Prospectus is __________, 2004.

TABLE OF CONTENTS

Page
Prospectus Summary	1
Summary Financial Information	3
Glossary	4
Risk Factors	7
About This Prospectus	16
Available Information	16
Special Note Regarding Forward-Looking Information	16
Use of Proceeds	17
Selling Security Holders	17
Plan of Distribution	20
Legal Proceedings	21
Directors, Executive Officers, Promoters and Control Persons	21
Security Ownership of Beneficial Owners and Management	24
Description of Securities	25
Interest of Named Experts and Counsel	29
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	29
Description of Business	30
Plan of Operation	41
Description of Property	50
Certain Relationships and Related Transactions	50
Market for Common Equity and Related Stockholder Matters	50
Executive Compensation	52
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	54
Financial Statements (Audited)	55
Independent Auditor's Report	F-1
Balance Sheet	F-2
Statement of Operations	F-3
Statement of Changes in Stockholders' Equity	F-4
Statement of Cash Flows	F-5
Notes to Financial Statements	F-6
Financial Statements (Unudited)
Balance Sheet	F-20
Statement of Operations	F-21
Statement of Cash Flows	F-22
Notes to Financial Statements	F-23

Prospectus Summary

        You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in "Risk Factors" beginning on page 7.

Petrol Oil and Gas, Inc. ("Petrol")

        Petrol was incorporated in the State of Nevada on March 3, 2000 as Euro Technology Outfitters. On August 19, 2002, we entered into an asset purchase agreement with Petrol Energy, Inc., whereby we purchased certain assets, primarily consisting of approximately 289 oil and gas mineral leases, and assumed certain liabilities of Petrol Energy in exchange for 10,918,300 shares of our restricted common stock. On August 20, 2002, following completion of the asset purchase, we amended our articles of incorporation to change our name to Petrol Oil and Gas, Inc.

        We are an oil and gas exploration and development company. Our primary business objective is to produce economic quantities of natural gas from buried coal seams, denoted as Coalbed Methane (CBM) and other gas bearing formations, as well as the production of oil. Our long term corporate strategy has been to consolidate a strong lease position in CBM that contains quality gas reserves, position our leases near interstate pipeline systems that would provide a ready sales market for our gas and ultimately produce and develop these valuable resources.

        We have just begun to generate revenues in our third quarter of 2004 from one of our exploratory wells in Woodson County Kansas. This well was drilled to assess the CBM potential in this southern most area of our Coal Creek project. Pleased with the CBM test results, we subsequently converted the well to an oil producer. Nevertheless there is a substantial going concern issue as to whether we will ever be able to commercialize our oil and natural gas production and generate sufficient, if any, revenues to satisfy our working capital requirements. Since inception, we have been dependent on the sale of our equity securities and loans from affiliates and other outside parties to satisfy our working capital requirements. We continue to have a working capital deficiency that raises substantial concern regarding our ability to continue as a going concern.

Going Concern

        The consolidated financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of Petrol as a going concern. Petrol's cash position may be inadequate to pay all of the costs associated with testing, production and marketing of products. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should Petrol be unable to continue existence.

        Our principal executive office address and phone number is:

        PETROL OIL AND GAS, INC.

        3161 E. Warm Springs Road, Suite 300

        Las Vegas, Nevada 89120

        (702) 454-7318.

The Offering

Shares offered by the selling security holders'	24,477,193 shares of common stock, $0.001 par value per share, which include:
- 6,632,194 shares of common stock owned by selling security holders, and
- 11,911,666 shares of common stock that may be issued upon exercise of warrants.
- 7,155,000 shares of common stock that may be issued upon conversion of convertible notes.

Offering price-	Determined at the time of sale by the selling security holder.

Total shares of common stock outstanding as of October 28, 2004-	24,404,660

Number of shares of common stock outstanding after offering assuming the issuance of 11,911,666 shares of common stock that maybe issued upon exercise of warrants and 7,155,000 shares of common stock that may be issued upon conversion of the convertible term note held by selling security holders (1)-	43,471,326

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees'

We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling security holders or their transferees.

We may receive proceeds of up to $22,145,750 upon the exercise of all the warrants, assuming the warrants are not exercised on a "cashless" basis. We intend to use the proceeds, if any, for working capital purposes.

(1) We cannot assure you that the warrants will be exercised or that the convertible notes will be converted by the selling security holders or that we will receive any cash from the exercise of the warrants or conversion of the convertible notes.

Glossary

        Throughout this prospectus we may use certain terms or phrases that are specific to the oil and gas industry. We have included a glossary, commencing on page 4, containing these terms and phrases. We encourage you to refer to the glossary to gain a better understanding of industry terms used throughout this prospectus.

Summary Financial Information

        The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Six Months Ended June 30, (Unaudited)		Year Ended December 31, (Audited)		March 3, 2000 (inception) to June 30, 2004
	2004	2003	2003	2002	(Unaudited)
Revenue:	$ -	$ -	$ -	$ -	$ -

Professional and consulting fees	867,737	168,213	1,374,754	639,508	2,881,999
Office	110,720	27,087	67,759	-	178,479
Wages	176,000	67,500	163,417	42,738	382,155
Travel	54,227	27,157	59,673	10,480	124,380
Rent	25,950	1,800	-	-	29,750
Loan Fee	132,500	-	-	-	132,500
Acquisition of Assets: CBM Energy Inc.	654,000	-	-	-	654,000
Miscellaneous expense	36,733	6,094	53,092	10,519	102,999
Loss from operations	2,057,868	297,851	1,718,695	703,245	4,486,262

Other income (expense):
Interest income	7,581	-	1,067	-	8,648
Earnings on investment	15,087	-	-	-	15,087
Interest expense	(1,715)	-	(16,156)	-	(17,871)
Other income (expense)	20,953	-	(15,089)	-	5,864

Loss before income tax	2,036,914	297,851	1,733,784	703,245	4,480,298
Provision for income tax	-	-	-	-	-
Net loss	$ (2,036,914)	$ (297,851)	$ (1,733,784)	$ (703,245)	$ (4,480,398)

Basic and diluted earnings per share	$ (0.12)	$ (0.02)	$ (0.12)	$ (0.08)	$ (0.46)

Weighted shares outstanding	16,448,261	12,018,857	14,721,438	8,338,208	9,766,535

Balance Sheet Data:	At June 30, 2004 (unaudited)	At December 31, 2003 (audited)	At December 31, 2002 (audited)

Total Assets-	$ 2,907,321	$ 2,557,447	$ 444,792
Liabilities-	524,786	373,810	134,969
Stockholders' Equity (Deficit)-	$ 2,382,526	$ 2,203,637	$ 309,823

GLOSSARY

Term	Definition

Adsorb	A process by which molecules are taken up on the surface of a solid by physical or chemical action. Large amounts of gases may be adsorbed on the surface of a porous material such as coal.

Barrel	In the energy industry, a barrel is a unit of volume measurement used for petroleum and is equivalent to 42 U.S. gallons measured at 60 degrees Fahrenheit.

Basin	A depressed area where sediments have accumulated during geologic time and considered to be prospective for oil and gas deposits.

Blowout	An uncontrolled flow of oil, gas, water or mud from a wellbore caused when drilling activity penetrates a rock layer with natural pressures greater than the drilling mud in the borehole.

Coal rank

The classification of coal relative to other coals, according to their degree of metamorphism, or progressive alteration, in the natural series from lignite to anthracite. Synonymous with coal quality.

Coalbed Methane

The process by which plant material is converted to coal generates large quantities of methane gas, which is often stored within the coal. The presence of this gas is very well known due to underground coal mining, where it presents a serious safety risk. This is coalbed methane, often referred to as CBM. It is fairly different from a typical sandstone gas reservoir, as the methane is stored within the coal by a process called adsorption. The methane is in a near-liquid state, lining the inside of pores within the coal (called the matrix). The open fractures in the coal (called the cleats) can also contain free gas or can be saturated with water.

Coalification process

A progressive process (bacterial decay and heat) that turns decayed plant material (peat) into the various ranks of coal. The first stage (peat to lignite) is decay and the remaining stages are thermal. The major by-products are methane, carbon dioxide, and water.

Completion / Completing

A well made ready to produce oil or natural gas. Completion involves cleaning out the well, running and cementing steel casing in the hole, adding permanent surface control equipment, and perforating the casing so oil or gas can flow into the well and be brought to the surface.

Desorb	The release of materials (e.g., gas molecules) from being adsorbed onto a surface. The opposite of adsorb.

Development	The phase in which a proven oil or gas field is brought into production by drilling production (development) wells.

Division order	A contract for the sale of oil or gas, by the holder of a revenue interest in a well or property, to the purchaser (often a pipeline transmission company).

Drilling

The using of a rig and crew for the drilling, suspension, production testing, capping, plugging and abandoning, deepening, plugging back, sidetracking, redrilling or reconditioning of a well. Contrast to "Completion" definition.

Drilling logs

Recorded observations made of rock chips cut from the formation by the drill bit, and brought to the surface with the mud, as well as rate of penetration of the drill bit through rock formations. Used by geologists to obtain formation data.

Exploration

The phase of operations which covers the search for oil or gas by carrying out detailed geological and geophysical surveys followed up where appropriate by exploratory drilling. Compare to "Development" phase.

Farm out	Assignment or partial assignment of an oil and gas lease from one lessee to another lessee

Gathering line / system	A pipeline that transports oil or gas from a central point of production to a transmission line or mainline.

Gross acre	An acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned

Gross well	A well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

Held-By-Production (HBP)	Refers to an oil and gas property under lease, in which the lease continues to be in force, because of production from the property.

Land services

Services performed by an oil and gas company or agent, or landman, who negotiates oil and gas leases with mineral owners, cures title defects, and negotiates with other companies on agreements concerning the lease.

Logging (electric logging)	Process of lowering sensors into a wellbore to acquire downhole recordings that indicate a well's rock formation characteristics and indications of hydrocarbons

Methane	An organic chemical compound of hydrogen and carbon (i.e., hydrocarbon), with the simplest molecular structure (CH4)

Mineral Lease	A legal instrument executed by a mineral owner granting exclusive right to another to explore, drill, and produce oil and gas from a piece of land

Natural gas quality

The value of natural gas is calculated by its BTU content. A cubic foot of natural gas on the average gives off 1000 BTU, but the range of values is between 500 and 1500 BTU. Energy content of natural gas is variable and depends on its accumulations which are influenced by the amount and types of energy gases they contain: the more non-combustible gases in a natural gas, the lower the Btu value.

Net acre

A net acre is deemed to exist when the sum of fractional working interests owned in gross acres equals one. The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Net well

A net well is deemed to exist when the sum of fractional working interests owned in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

Operator

A person, acting for himself or as an agent for others and designated to the state authorities as the one who has the primary responsibility for complying with its rules and regulations in any and all acts subject to the jurisdiction of the state

Pennsylvanian age	Geologic age of sediments deposited 320 to 286 million years ago

Permeability	The property of a rock formation which quantifies the flow of a fluid through the pore spaces and into the wellbore.

Pooled, Pooled Unit

A term frequently used interchangeably with "Unitization" but more properly used to denominate the bringing together of small tracts sufficient for the granting of a well permit under applicable spacing rules.

Proved Reserves

Estimated quantities of crude oil, natural gas, condensate, or other hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in the future from known reservoirs under existing conditions using established operating procedures and under current governmental regulations.

Further definitions of oil and gas reserves, as defined by the SEC, can be found in Rule 4-10(a)(2)(i)-(iii) and Rule 4-10(a)(3) and (4). These Rules are available at the SEC's website; http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas

Re-completion	Completion of an existing well for production from one formation or reservoir to another formation or reservoir that exists behind casing of the same well.

Reserves	Generally the amount of oil or gas in a particular reservoir that is available for production.

Reservoir	The underground rock formation where oil and gas has accumulated. It consists of a porous rock to hold the oil or gas, and a cap rock that prevents its escape

Reservoir Pressure	The pressure at the face of the producing formation when the well is shut-in. It equals the shut in pressure at the wellhead plus the weight of the column of oil in the hole.

Shut-in well	A well which is capable of producing but is not presently producing. Reasons for a well being shut in may be lack of equipment, market or other.

Stratigraphic Trap	A variety of sealed geologic containers capable of retaining hydrocarbons, formed by changes in rock type or pinch-outs, unconformities, or sedimentary features.

Structural Trap	A variety of sealed geologic structures capable of retaining hydrocarbons, such as a faults or a folds.

Tight gas sandstones	Low permeability (having lower capacity to flow fluids through pore spaces) sedimentary rocks with natural gas occurring in the pore spaces. Contrast to high permeability sandstone definition.

Undeveloped acreage	Leased acreage which has yet to be drilled on to test the potential for hydrocarbons.

Unitize, Unitization	Joint operations to maximize produced hydrocarbon recovery among separate operators within a common reservoir

Western Interior Basin	Ancient inland sea and area of sediment deposition which divided North America into two separate landmasses in the Late Cretaceous Period, approximately 75 to 80 million years ago.

Working Interest

The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

RISK FACTORS

        Investing in our common stock will provide you with an equity ownership in Petrol Oil and Gas, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. As of the date of this filing, our management is aware of the following material risks.

Risks Relating to an Investment in Petrol

We are a development stage company, with a minimal operating history, which raises substantial doubt as to our ability to successfully develop profitable business operations.

        We have a limited operating history. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. We have yet to generate any meaningful revenues from operations and have been focused on organizational, start-up, market analysis, exploratory drilling and fund raising activities. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including:

  our ability to raise adequate working capital;

  success of our development and exploration;

  demand for natural gas and oil;

  the level of our competition;

  our ability to attract and maintain key management and employees; and

  our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

        To achieve profitable operations, we must, alone or with others, successfully execute on the factors stated above, along with continually developing ways to enhance our production efforts. Despite our best efforts, we may not be successful in our development efforts or obtain required regulatory approvals. There is a possibility that some, or all, of our wells may never produce natural gas or oil. Since inception, we have incurred a net loss of $4,480,398 and at June 30, 2004 our assets exceeded our liabilities by $2,382,536.

At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment.

        Because the nature of our business is expected to change as a result of shifts in the market price of oil and natural gas, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance.

        While Management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated.

We will need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

        We have and expect to continue to have substantial capital expenditure and working capital needs. We believe that current cash on hand and the other sources of liquidity are only sufficient enough to fund our operations through fiscal 2005. After that time we will need to raise additional cash to fund our operations, to fund our anticipated reserve replacement needs and implement our growth strategy, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition, exploration and development activities.

        If low natural gas and oil prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations, if any, to decrease, we may be limited in our ability to spend the capital necessary to complete our development, exploitation and exploration programs. If our resources or cash flows do not rapidly commence, we will require additional financing, in addition to anticipated cash generated from our operations, to fund our planned growth.

Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In such a capital restricted situation, we may curtail our acquisition, drilling, development, and exploration activities or be forced to sell some of our assets on an untimely or unfavorable basis.

        If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

Because our common stock is deemed a low-priced "Penny" stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

        Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

  Deliver to the customer, and obtain a written receipt for, a disclosure document;

  Disclose certain price information about the stock;

  Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

  Send monthly statements to customers with market and price information about the penny stock; and

  In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

        Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

We may incur substantial write-downs of the carrying value of our gas and oil properties, which would adversely impact our earnings.

        We intend to periodically review the carrying value of our gas and oil properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved gas and oil properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at an annual rate of 10%. Application of this "ceiling" test requires pricing future revenue at the un-escalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our gas and oil properties when natural gas and oil prices are depressed or unusually volatile, which would result in a charge against our earnings. Once incurred, a write-down of the carrying value of our natural gas and oil properties is not reversible at a later date.

Competition in our industry is intense. We are very small and have an extremely limited operating history as compared to the vast majority of our competitors, and we may not be able to compete effectively.

        We intend to compete with major and independent natural gas and oil companies for property acquisitions. We will also compete for the equipment and labor required to operate and to develop natural gas and oil properties. The majority of our anticipated competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, some of our competitors have been operating in our core areas for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

We are highly dependent on Paul Branagan, our CEO, president and chairman. The loss of Mr. Branagan, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

        Our success depends heavily upon the continued contributions of Paul Branagan, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. We have entered into an employment agreement with Mr. Branagan; however, maintain no key person insurance on Mr. Branagan. In addition, Mr. Branagan is an officer and director of other public companies, which may impact the amount of his time spent on our business matters. If we were to lose his services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for Mr. Branagan.

Our management, officers and directors have no previous oil and gas experience, therefore investors should not rely on our management, officers or directors as being experts in the area of oil and gas exploration and production, which is our business focus.

        Our management, officers and directors have no previous oil and gas experience. All business decisions made by them regarding oil and gas exploration and production will be in reliance on the advice of others due to this lack of experience. We intend to use the services and advice of independent consultants and contractors for various professional services, particularly in the area of land services, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. If reliable advice is not available, it is unlikely our business will succeed.

Gas and Oil prices are volatile. This volatility may occur in the future, causing negative change in cash flows which may result in our inability to cover our capital expenditures.

        Our future revenues, profitability, future growth and the carrying value of our properties is anticipated to depend substantially on the prices we may realize for our natural gas and oil production. Our realized prices may also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

        Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in or perceptions regarding supply and demand. Historically, the markets for natural gas and oil have been volatile, and they are likely to continue to be volatile in the future. For example, natural gas and oil prices declined significantly in late 1998 and 1999 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this volatility are:

  worldwide or regional demand for energy, which is affected by economic conditions;

  the domestic and foreign supply of natural gas and oil;

  weather conditions;

  domestic and foreign governmental regulations;

  political conditions in natural gas and oil producing regions;

  the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and

  the price and availability of other fuels.

        It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our future revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business enough to force us to cease our business operations. In addition, our financial condition, results of operations, liquidity and ability to finance planned capital expenditures will also suffer in such a price decline. Further, natural gas and oil prices do not necessarily move together.

Drilling wells is speculative, often involving significant costs that may be more than our estimates, and may not result in any addition to our production or reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

        Developing and exploring for natural gas and oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. Our initial drilling and development sites, and any potential additional sites that may be developed, require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. Any success that we may have with these wells or any future drilling operations will most likely not be indicative of our current or future drilling success rate, particularly, because we intend to emphasize on exploratory drilling. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and would be forced to modify our plan of operation.

        Development of our reserves, when and if established, may not occur as scheduled and the actual results may not be as anticipated. Drilling activity may result in downward adjustments in reserves or higher than anticipated costs. Our estimates will be based on various assumptions, including assumptions required by the Securities and Exchange Commission relating to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating our natural gas and oil reserves is anticipated to be extremely complex, and will require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Due to our inexperience in the oil and gas industry and development stage operations, our estimates may not be reliable enough to allow us to be successful in our intended business operations. Our actual production, revenues, taxes, development expenditures and operating expenses will likely vary from those anticipated. These variances may be material.

The natural gas and oil business involves numerous uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

        Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

        The natural gas and oil business involves a variety of operating risks, including:

  fires;

  explosions;

  blow-outs and surface cratering;

  uncontrollable flows of oil, natural gas, and formation water;

  natural disasters, such as hurricanes and other adverse weather conditions;

  pipe, cement, or pipeline failures;

  casing collapses;

  embedded oil field drilling and service tools;

  abnormally pressured formations; and

  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

        If we experience any of these problems, it could affect well bores, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

  injury or loss of life;

  severe damage to and destruction of property, natural resources and equipment;

  pollution and other environmental damage;

  clean-up responsibilities;

  regulatory investigation and penalties;

  suspension of our operations; and

  repairs to resume operations.

        Because we intend to use third-party drilling contractors to drill our wells, we may not realize the full benefit of worker compensation laws in dealing with their employees. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could impact our operations enough to force us to cease our operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and other services could adversely affect our ability to execute on a timely basis our development, exploitation and exploration plans within our budget.

        Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or interrupt our operations, which could impact our financial condition and results of operations. Drilling activity in the geographic areas in which we conduct drilling activities may increase, which would lead to increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity in these areas may also decrease the availability of rigs. We do not have any contracts with providers of drilling rigs and we cannot assure you that drilling rigs will be readily available when we need them. Drilling and other costs may increase further and necessary equipment and services may not be available to us at economical prices.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business.

        Development, production and sale of natural gas and oil in the United States are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

  location and density of wells;

  the handling of drilling fluids and obtaining discharge permits for drilling operations;

  accounting for and payment of royalties on production from state, federal and Indian lands;

  bonds for ownership, development and production of natural gas and oil properties;

  transportation of natural gas and oil by pipelines;

  operation of wells and reports concerning operations; and

  taxation.

        Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations enough to possibly force us to cease our business operations.

Our oil and gas operations may expose us to environmental liabilities.

        Any leakage of crude oil and/or gas from the subsurface portions of our wells, our gathering system or our storage facilities could cause degradation of fresh groundwater resources, as well as surface damage, potentially resulting in suspension of operation of the wells, fines and penalties from governmental agencies, expenditures for remediation of the affected resource, and liabilities to third parties for property damages and personal injuries. In addition, any sale of residual crude oil collected as part of the drilling and recovery process could impose liability on us if the entity to which the oil was transferred fails to manage the material in accordance with applicable environmental health and safety laws.

Our lease ownership may be diluted due to financing strategies we may employ in the future due to our lack of capital.

        To accelerate our development efforts we plan to take on working interest partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. In addition, we may in the future, due to a lack of capital or other strategic reasons, establish joint venture partnerships or farm out all or part of our development efforts. These economic strategies may have a dilutive effect on our lease ownership and will more than likely reduce our operating revenues.

Risks Associated with Laurus Financing

We have substantial indebtedness to Laurus Master Fund, Ltd. which will be secured by assets we are in the process of acquiring. If an event of default occurs under the secured note issued to Laurus, Laurus may foreclose on these assets and we may be forced to curtail our operations or sell some of these assets to repay the note.

        On October 28, 2004, we entered into an $8 million credit facility with Laurus Master Fund, Ltd. pursuant to a secured convertible term note and related agreements. Subject to certain grace periods, the notes and agreements provide for the following events of default (among others):

  Failure to pay interest and principal when due;

  An uncured breach by us of any material covenant, term or condition in any of the notes or related agreements;

  A breach by us of any material representation or warranty made in any of the notes or in any related agreement;

  Any money judgment or similar final process is filed against us for more than $50,000;

  Any form of bankruptcy or insolvency proceeding is instituted by or against us; and

  Suspension of our common stock from our principal trading market for five consecutive days or five days during any ten consecutive days.

        In the event of a future default under our agreements with Laurus, Laurus may enforce its rights as a secured party and we may lose all or a portion of the acquired assets or be forced to materially reduce our business activities.

There can be no assurance that we will satisfy all of the conditions of the agreements executed in the private placement with Laurus.

        Pursuant to the terms of certain agreements, we are subject to a condition subsequent to obtain an effective registration statement permitting the resale of common stock issued upon the exercise of the conversion rights of the purchaser and the exercise of the warrants by the purchaser on or before one hundred days. Although we believe that we will meet the deadline for obtaining an effective registration statement, there can be no assurance that such a statement will be declared effective within the time required. Failure to satisfy this condition subsequent would constitute a default. In connection with the transaction, we have granted to the purchaser a security interest in the assets purchased.

The issuance of shares to Laurus upon conversion of the convertible term note and exercise of its warrants may cause immediate and substantial dilution to our existing stockholders.

        The issuance of shares upon conversion of the convertible term note and exercise of warrants may result in substantial dilution to the interests of other stockholders. Laurus may ultimately convert and sell the full amount issuable on conversion. Although Laurus in some cases may not, subject to certain exceptions, convert their term note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Laurus could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock including other selling security holders in this offering.

        It is likely at the time shares of common stock are issued to Laurus, the conversion price of such securities will be less than the market price of the securities. The issuance of common stock under the terms of our agreements with Laurus will result in dilution of the interests of the existing holders of common stock at the time of the conversion. Furthermore, the sale of common stock owned by Laurus as a result of the conversion of the convertible term note may result in lower prices for the common stock if there is insufficient buying interest in the markets at the time of conversion.

Laurus has no obligation to convert shares if the market price is less than the conversion price.

        Laurus has no obligation to cause us to issue common stock if the market price is less than the applicable conversion price. On October 28, 2004, the closing price of our stock was $1.69. The convertible note has a conversion price of $1.50. Thus the conversion rights granted to Laurus at a discount to the recent closing price of the common stock. Laurus has no obligation to convert the securities or to accept common stock as payment for interest if the market price of the securities for five trading days prior to a conversion date is less than 115% the conversion price. The amount of common stock that may be issued to Laurus is subject to certain limitations based on price, volume and/or the inventory of our common stock held by Laurus. The proceeds of the $8,000,000 sale of the Secured Convertible Term Note was placed in a restricted account and will be released from the account if, as and when we are permitted to make acquisitions that meet the minimum criteria agreed to by Laurus and the Company.

Risks of this Offering

We have options, warrants and a convertible term note currently outstanding. Exercise of these options and warrants, and conversion of the term note will cause dilution to existing and new stockholders. Future sales of common stock by Laurus and our existing stockholders could result in a decline in the market price of our stock.

        As of October 28, 2004, we have options and warrants to purchase approximately 19,011,666 shares of common stock outstanding in addition to approximately $8,000,000 of a secured convertible term note. The principal amount of the note and the applicable interest is convertible into approximately 7,155,000 shares of common stock. The exercise of our options and warrants, and the conversion of the promissory note, will cause additional shares of common stock to be issued, resulting in dilution to investors and our existing stockholders.

There are a large number of shares underlying our warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

        As of October 28, 2004, we had 24,404,660 shares of common stock issued and outstanding. In addition, we had outstanding options and warrants to purchase 19,011,666 shares of common stock, and an outstanding convertible term note plus interest, which converts into 7,155,000 shares of common stock. This prospectus relates to the resale of 18,466,666 shares of common stock underlying our term note and warrants issued to the selling security holders. All of these shares will be freely tradeable upon the effective date of this prospectus and may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

About this Prospectus

        You should only rely on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Available Information

        We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC's public reference facilities or through the SEC's EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary", "Risk Factors", "Plan of Operation", "Description of Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "intends to", "estimated",

"predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors", "Plan of Operation" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

USE OF PROCEEDS

        We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees. We may receive proceeds up to $22,145,750 upon execution of all the warrants, assuming the warrants are not exercised on a "cashless" basis. As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of Petrol at such time.

SELLING SECURITY HOLDERS

        The shares to be offered by the selling security holders are "restricted" securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the "Securities Act") to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

        Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

        Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

SELLING SECURITY HOLDER INFORMATION

        The following is a list of selling security holders who own or have the right to acquire an aggregate of 24,477,193 shares of our common stock covered in this prospectus.

	BEFORE OFFERING
Name	Number of Shares of Common Stock Owned	Number of Shares Acquirable upon Exercise of Warrants	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Bonanza Master Fund, Ltd. (4) Attn: Bernay Box 300 Crescent Court, Suite 1740 Dallas, TX 75201	833,333	833,333	1,666,666	4%	1,666,666	0
Blagojevic, Goran (5) PTTA Chiavica 2 37121 Verona Italy	475,000	750,000	1,225,000	3%	500,000	725,000
C. Barney Investments Ltd. (4) Attn: Charles Barney 852 Echo Lane Houston, TX 77024	83,333	83,333	166,666	0%	166,666	0
C. Barney Investments Ltd. (4) Attn: Charles Barney 852 Echo Lane Houston, TX 77024	100,000	100,000	200,000	0%	200,000	0
Cordillera Fund, L.P. (4) Attn: Stephen Carter 8201 Preston Rd., Suite 400 Dallas, TX 77225	125,000	125,000	250,000	1%	250,000	0
CPA Directed Investments (6) 13700 Six Ile Cypress Parkway Fort Myers, FL 33912	200,000	0	200,000	0%	50,000	150,000
ECON Investor Relations Inc. (7) 145 Tyee Dr. #1573 Pt. Roberts BC Canada	8,861	0	8,861	0%	8,861	0
Energy Capital Solutions, LLC (8) 2651 North Harwood, Suite 410 Dallas, TX 75201	0	845,000	845,000	2%	845,000	0
Finwell & Company (4) Attn: Robert Mendez State Street Bank & Trust Company 55 Water Street Plaza Level, 3rd Floor New York, NY 1004-2605	86,300	86,300	172,600	0%	172,600	0
Gryphon Master Fund, L.P. (4) Attn: Warren Garden 100 Crescent Court, Suite 490 Dallas, TX 75201	416,667	416,667	833,334	2%	833,334	0
GSSF Master Fund, L.P. (4) Attn: Warren Garden 100 Crescent Court, Suite 490 Dallas, TX 75201	416,667	416,667	833,334	2%	833,334	0
Ironman Energy Capital L.P. (4) Attn: G. Bryan Dutt 4545 Bissonnet, Suite 291 Bellaire, TX 77401	625,000	625,000	1,250,000	3%	1,250,000	0
Iroquois Capital L.P. (4) Attn: Joshua Silverman 641 Lexington Ave., 26th Floor New York, NY 10022	208,333	208,333	416,666	1%	416,666	0
Landwave & Co. (4) Attn: Robert Mendez State Street Bank & Trust Company 55 Water Street Plaza Level, 3rd Floor New York, NY 1004-2605	540,100	540,100	1,080,200	3%	1,080,200	0
Laurus Master Fund, Ltd. (9) 825 Third Avenue1 - 14th Floor New York, NY 10022	7,155,000(10)	5,333,333	12,488,333(11)	27%(5)	12,488,333	0

	BEFORE OFFERING
Name	Number of Shares of Common Stock Owned	Number of Shares Acquirable upon Exercise of Warrants	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Mac & Company (4) VEBA Trust for the General Mills & American Federation of Grain Millers Health & Wellness Plan Attn: Julie A. Jenkins Wellington Management Company, LLP 75 State Street Boston, MA 02109	14,800	14,800	29,600	0%	29,600	0
Mac & Company (4) General Mills Group Trust Attn: Julie A. Jenkins Wellington Management Co., LLP 75 State Street Boston, MA 02109	54,200	54,200	108,400	0%	108,400	0
R.K. Green Trust (4) Attn: Robert Green 2318 W. 59th Street Missouri Hill, KS 66208	200,000	200,000	400,000	1%	400,000	0
Spindrift Investors (Bermuda) L.P. (4) c/o Morgan Stanley & Company Attn: Jim Parks 1221 Avenue of the Americas 28th Floor New York, NY 10020	987,700	987,700	1,975,400	5%	1,975,400	0
Spindrift Partners, L.P. (4) c/o Morgan Stanley & Company Attn: Jim Parks 1221 Avenue of the Americas 28th Floor New York, NY 10020	816,900	816,900	1,633,800	4%	1,633,800	0
Stoeckinger, William (12) 5742 Hazel Road Barttlesvilee, OK 74006	420,000	0	420,000	1%	420,000	0
Western Reserve Hedged Equity (4) Attn: Michael Durante 100 Crescent Court, Suite 400 Dallas, TX 75204	125,000	125,000	250,000	1%	250,000	0
XXR Consulting, Inc. (13) 505 Northern Blvd., Ste. 103 Great Neck, NY 11201	120,000	0	120,000	0%	120,000	0

  All shares owned in this column and all percentages are based on 24,404,660 shares of common stock issued and outstanding on October 28, 2004; plus 11,911,666 shares of common stock issuable upon exercise of warrants and 7,155,000 shares issuable upon conversion of convertible notes held by selling security holders.

  This table assumes that each security holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling security holders are not required to sell their shares. See "Plan of Distribution" beginning on page 20.

  Assumes that all shares registered for resale by this prospectus have been issued and sold.

  Shares acquired in our unit offering completed on October 7, 2004.

  Mr. Blagojevic has acquired shares and warrants of our restricted common stock through his consulting services. 400,000 shares of common stock and 100,000 warrants are being registered in this registration statement.

  CPA acquired 100,000 shares of our restricted common stock pursuant to a secured promissory note dated May 5, 2004. 50,000 shares of the 100,000 shares are being registered in this registration statement.

  ECON acquired 8,861 shares of our restricted common stock pursuant to a consulting agreement dated June 15, 2004.

  Energy Capital Solutions ("ECS"), with the support from Pritchard Capital Partners, LLC ("PCP"), acted as placement agents for the offering, ECS was paid a 7% commission on all funds raised, of which 4% was paid to PCP for investors identified solely by PCP. In addition, ECS received warrants to purchase 845,000 shares of our common stock at $1.35 per share. The warrants expire in 5 years from the closing date of October 27, 2004. The 845,000 warrants are being registered in this registration statement. ECS is a broker-dealer in the United States.

  On October 28, 2004, we entered into agreements with Laurus Master Fund, Ltd. to secure an $8.0 million funding through private placement of securities consisting of a secured convertible term note and warrants to purchase shares of our common stock. We are registering 11,266,666 shares of common stock in order to have sufficient common stock available to permit conversion of the Secured Convertible Term Note and exercise of warrants.

  The 7,155,000 shares have not been issued. The shares are issuable upon conversion of the convertible term note and interest.

  Assumes the 7,155,000 shares issuable upon conversion of the convertible term note.

  Mr. Stoeckinger acquired 420,000 shares of our restricted common stock through his geologist/technical advisor consulting services. All 420,000 shares are being registered in this registration statement.

  XXR Consulting, Inc. acquired 120,000 shares of our restricted common stock pursuant to its consulting agreement dated June 4, 2004. All 120,000 shares are being registered in this registration statement.

        Unless footnoted above, based on information provided to us, none of the selling security holders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling security holders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

        As of the date of this prospectus, we have not been advised by the selling security holders as to any plan of distribution. Distributions of the shares by the selling security holders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

  a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  exchange distributions and/or secondary distributions;

  sales in the over-the-counter market;

  underwritten transactions;

  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  privately negotiated transactions.

        Such transactions may be effected by the selling security holders at market prices prevailing at the time of sale or at negotiated prices. The selling security holders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling security holders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling security holders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling security holders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

        In connection with sales of the common stock under this prospectus, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

        The selling security holders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        There can be no assurances that the selling security holders will sell any or all of the shares offered under this prospectus.

LEGAL PROCEEDINGS

        We are not a party to any material legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

        The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to our current directors and executive officers is as follows:

Name	Age	Title

Paul T. Branagan	60	President, CEO, Chairman, Secretary/Treasurer
Loren Moll	47	Director
John C. Garrison	53	Chief Financial Officer

Duties, Responsibilities and Experience

Paul Branagan, is the President, CEO, Chairman, Secretary and Treasurer of Petrol. Mr. Branagan graduated from the University of Las Vegas Nevada with a B.S. in physics. From 1993 to the present Mr. Branagan has been the President and Senior Scientist of Branagan & Associates, Inc. From 1975 to 1993 he was the Project Manager, Assistant Oil and Gas Division Manager and Senior Scientist of CER Corporation of Las Vegas, Nevada. Since 1999, Mr. Branagan has been the President and a member of the board of directors of Millennium Plastics Corporation, a 34 Act Reporting Nevada Corporation. Since April 23, 2004, Mr. Branagan has also served as Director of Integrated Environmental Technologies, Ltd., a 34 Act Reporting Nevada Corporation.

Loren W. Moll, is a Director of Petrol, has been a member of the law firm of Caldwell & Moll, L.C. in Overland Park, Kansas since its establishment in November 1996. Mr. Moll concentrates his practice in all areas of real estate law, including commercial real estate transactions, breach of contract, escrow and title disputes, commercial leasehold disputes, real estate broker liability, and oil and gas. Mr. Moll holds a B.A. degree from the University of Kansas (1983) and his Juris Doctor degree, Order of the Coif, from the University of Kansas School of Law (1986) where he was Research Editor for the University of Kansas Law Review. Mr. Moll was formerly a partner of the real estate law firm Lewis, Rice & Fingersh from 1986 to 1994 and was associated with the international law firm Bryan Cave LLP from 1994 to 1996.

John C. Garrison, is Chief Financial Officer of Petrol. Mr. Garrison graduated from Kansas State University of Manhattan, Kansas with a B.S. in Business Administration and Accounting. Mr. Garrison is a certified public accountant with over twenty-five years of progressive experience in accounting, auditing and financial management. From 1990 to the present Mr. Garrison serves as the Certified Public Accountant for many companies, providing financial management and accounting. From 1998 to present Mr. Garrison serves as a Director and consultant for Quest Resource Corporation, a publicly held company. From 1994 through 1999 Mr. Garrison served as Chief Accounting Officer and Director for Infinity, Inc., a publicly held company. From 1986 through 1990 Mr. Garrison served as Chief Financial Officer for Burnox, Inc., a multi-location industrial distribution company. From 1976 through 1985, Mr. Garrison served as a Certified Public Accountant, providing tax and audit staff of national and local accounting firms.

        Neither Mr. Branagan nor Mr. Moll are considered independent directors.

Limitation of Liability of Directors

        Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director's liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers.

        Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

        No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

        No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

        No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing they were all current in there filings, except for Mr. Garrison whom has not filed any 16(a) reports since becoming CFO of Petrol.

Audit Committee and Financial Expert

        We do not have an Audit Committee, our directors perform some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The Company does not currently have a written audit committee charter or similar document.

        We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Code of Ethics

        A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;

  Compliance with applicable governmental laws, rules and regulations;

  The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  Accountability for adherence to the code.

        We have not adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

        Our decision to not adopt such a code of ethics results from our having only two officers and two directors operating as the management for the Company. We believe that as a result of the limited interaction which occurs having such a small management structure for the Company eliminates the current need for such a code, in that violations of such a code would be reported to the party generating the violation.

Nominating Committee

        We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors, perform some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are a development stage company with limited operations and resources.

Security Ownership of Beneficial Owners and Management

        The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on October 28, 2004, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

        The percentage of beneficial ownership for the following table is based on 24,404,660 shares of common stock outstanding as of October 28, 2004. The percentage of beneficial ownership after the exercise of warrants is based on 43,471,326 shares of common stock outstanding assuming the issuance of 11,911,666 shares of common stock that may be issued upon exercise of warrants and 7,155,000 shares of common stock that may be issued upon conversion of a convertible term note held by selling security holders.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after October 28, 2004 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management
Name of Beneficial Owner (1)	Number of Shares	Percent Before Offering (2)	Percent After Exercise of Warrants & Conversion of the Convertible Term Note (2)(3)
Paul Branagan, President 3161 E. Warm Springs Rd., Suite 300 Las Vegas, NV 89120	1,500,000 (4)	6%	4%
Loren Moll, Director 3161 E. Warm Springs Rd., Suite 300 Las Vegas, NV 89120	3,100,000	13%	7%
John C. Garrison, Chief Financial Officer	0	0%	0%
Directors and Officers as a Group	4,600,000	19%	11%

  As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Company.

  Figures are rounded to the nearest whole percent.

  The percentage of beneficial ownership after the exercise of warrants is based on 43,471,326 shares of common stock outstanding assuming the issuance of 11,911,666 shares of common stock that may be issued upon exercise of warrants and 7,155,000 shares of common stock that may be issued upon conversion of a convertible term note held by selling security holders.

  Includes 1,000,000 options to purchase our restricted common stock at prices ranging from $1.00 to $2.50 per share.

Security Ownership of Certain Beneficial Owners
Name of Beneficial Owner (1)	Number of Shares	Percent of Class (2)	Percent After Exercise of & Conversion of the Convertible Term Note Warrants (12)
Spindrift Investors (Bermuda) L.P. (3) (4) (5) Clarendon House, 2 Church Street Hamilton	987,700	4%	5%
Wellington Global Holdings, Ltd. (3) (5) (6) Clarendon House, 2 Church Street Hamilton	987,700	4%	5%
Wellington Global Administrator, Ltd. (3) (5) (6) Clarendon House, 2 Church Street Hamilton	987,700	4%	5%
Spindrift Partners, L.P. (3) (5) (7) 75 State Street Boston, MA 02109	816,900	3%	4%
Wellington Hedge Management, LLC (3) (5) (8) 75 State Street Boston, MA 02109	816,900	3%	4%
Wellington Hedge Management, Inc. (3) (5) (9) 75 State Street Boston, MA 02109	816,900	3%	4%
Wellington Management Company, LLP (10) 75 State St. Boston, MA 02109	2,500,000 (11)	10%	12%
Beneficial Owners as a Group	7,913,800	32%	19%

  As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Company.

  Figures are rounded to the nearest tenth of a percent.

  Spindrift Investors (Bermuda) L.P., Wellington Global Holdings, Ltd., and Wellington Global Administrator, Ltd. have shared dispositive power over 1,975,700 shares after exercise of warrants. Spindrift Partners, L.P., Wellington Hedge Management, LLC, and Wellington Hedge Management, Inc. have shared dispositive power over 1,633,800 after exercise of warrants.

  A Bermuda limited partnership.

  Each have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No other person is known to have such right or power with respect to more than five percent of this class of securities, except for Wellington Management Company, LLP.

  Each a Bermuda limited company, which are the general partners of Spindrift Investors (Bermuda) L.P.

  A Massachusetts limited partnership.

  A Massachusetts limited liability company, which is the sole general partner of Spindrift Partners, L.P.

  A Massachusetts corporation which is the managing member of Wellington Hedge Management, LLC.

  A Bermuda limited liability partnership.

  The 2,500,000 shares represents the amount of shares Wellington Management Company, LLP ("WMC") may be deemed to beneficially own as investment advisor, which are held of record by clients of WMC. No such client of WMC is known to have such right or power with respect to more than five percent of this class of securities, except for Spindrift Investors (Bermuda) L.P. and Spindrift partners, L.P.

  The percentage of beneficial ownership after the exercise of warrants is based on 43,471,326 shares of common stock outstanding assuming the issuance of 11,911,666 shares of common stock that may be issued upon exercise of warrants and 7,155,000 shares of common stock that may be issued upon conversion of a convertible term note held by selling security holders.

* The information used for the table of Security Ownership of Certain Beneficial Owners is based on the information reported on the beneficial owners Schedule 13G filings.

DESCRIPTION OF SECURITIES

Common Stock

        Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 24,404,660 shares were outstanding as of October 28, 2004. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Petrol, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

        Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

  adopt resolutions;

  to issue the shares;

  to fix the number of shares;

  to change the number of shares constituting any series; and

  to provide for or change the following:

    the voting powers;

    designations;

    preferences; and

    relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:

      dividend rights, including whether dividends are cumulative;

      dividend rates;

      terms of redemption, including sinking fund provisions;

      redemption prices;

      conversion rights; and

      liquidation preferences of the shares constituting any class or series of the preferred stock.

        In each of the listed cases, we will not need any further action or vote by the stockholders.

        One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

        The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

  20 to 33 1/3%,

  33 1/3 to 50%, or

  more than 50%.

        A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

        The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which;

  has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

  does business in Nevada directly or through an affiliated corporation.

        At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Petrol, regardless of whether such acquisition may be in the interest of our stockholders.

        The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of Petrol. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having;

  an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

  an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

  representing 10 percent or more of the earning power or net income of the corporation.

        An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

  the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

  the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

  if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

        The transfer agent for the common stock is Mandalay Stock Transfer, 201 Wilshire Blvd., Santa Monica, California 90401.

INTEREST OF NAMED Experts and Counsel

        The financial statements of Petrol as of December 31, 2003 and December 31, 2002 are included in this prospectus and have been audited by Weaver & Martin, LLC, an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

        The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

        Neither of Weaver & Martin nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in Petrol or have been a promoter, underwriter, voting trustee, director, officer, or employee, of Petrol.

DISCLOSURE OF COMMISSION

POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        No director of Petrol will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

  any breach of the director's duty of loyalty to us or our stockholders acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law for any transaction from which the director derived an improper personal benefit.

        Our Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

        Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Petrol. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Petrol in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

Business Development

        Petrol Oil and Gas, Inc. was incorporated in the State of Nevada in March of 2000 as Euro Technology Outfitters. On August 19, 2002, we executed an Asset Purchase Agreement with Petrol Energy, Inc., whereby we issued 10,918,300 shares of our restricted common stock to Petrol Energy in exchange for certain assets and liabilities. The assets we acquired from Petrol Energy included approximately 289 oil and gas mineral leases.

        On August 20, 2002, we amended our Articles of Incorporation to change our name from Euro Technology Outfitters to Petrol Oil and Gas, Inc.

        On August 21, 2002, our then sole officer and director, appointed Paul Branagan as a director of Petrol, tendered 5,826,240 shares of our stock for cancellation, and subsequently resigned, leaving Mr. Branagan as our sole director. Following his appointment, Mr. Branagan elected himself as the sole officer of Petrol.

Our Business

        Petrol is an oil and gas exploration and development company. Our primary business objective is to produce economic quantities of natural gas from buried coal seams, denoted as coal-bed methane (CBM) and other gas bearing formations, as well as the production of oil. The first step in our business plan was achieved through the acquisition of the mineral leases from Petrol Energy. Petrol has continued its mineral leasing efforts and as of September 30, 2004 we have acquired mineral lease agreements totaling approximately 165,000 acres. Petrol has now drilled and tested a total of 18 CBM wells on selected leases in our Kansas and Missouri projects. Once we commence production, if ever, we will need to create a ready market in which to sell the produced gas and oil.

        When and if Petrol determines that it can produce sufficient amounts of commercially viable oil and natural gas from a well, we intend to fund portions of our field development operations through revenues obtained from sales of our CBM gas production, if any. To accelerate the development program, when and if established, we plan to take on Working Interest (WI) or Joint Venture (JV) partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. This economic strategy may allow us to utilize our own financial assets toward the growth of our leased acreage holdings, pursue the acquisition of strategic oil and gas producing companies and generally expand our existing operations, which are currently limited to the lease acquisition and exploration phase.

Current State of Operations

        On September 23, 2004, Petrol obtained an option to purchase oil and gas leases covering lands in Neosho and Wilson Counties, Kansas, along with a gas gathering system from a limited liability company. The full amount of the purchase price is $10,000,000, of which Petrol has paid $500,000. $7,000,000 of the funds received from the Laurus convertible term note are anticipated to be used to consummate this acquisition.

        Petrol presently has a six (6) well pilot/exploration program located within its leased acreage in Coffey County Kansas. Following drilling, logging and setting steel casing these wells were perforated in some of the coal intervals that contain gas. The perforated coal intervals were acidizied and subsequently fractured using conventional hydraulic techniques in order to stimulate production. They are now in the process of de-watering the coals and their cleats using wellhead and downhole pumping systems. Daily water production ranges between 50-350 barrels per day while CBM gas production is either flare tested or shut in at the wellhead.

        Petrol continues to acquire new mineral leases in Missouri. Petrol has an exploratory well in Cass County, Missouri and has been acquiring leases in both Cass and Bates counties, Missouri.

        Petrol plans to employ a simple conventional WI model whereby our WI partner(s) would provide all or the major share of the drilling and completion costs for a given set of wells on a specific set of our leases for which the WI partner(s) would receive a portion of the net production revenue. This practice is intended to allow Petrol to drill and complete additional wells with reduced capital outlays.

        Our field development program will include developing our mineral rights together with either JV or WI partners. On or about July 23, 2004, we received a 20% membership interest in Petrol Oil, II LLC, a limited liability company. Pursuant to the terms of the LLC operating agreement, we will manage the production of the wells and the net revenues will be directed to Petrol Oil, II LLC for distribution. We also expect to expand our well drilling operations program with our own drilling and production funds derived from proceeds raised from equity financing, debt financing, or other sources.

The Market: Natural Gas Supply and Demand

        The National Petroleum council estimates the US demand for natural gas to increase from 22 Trillion cubic feet (TCF) in 1998 to over 31 TCF by 2015. This nearly 50% increase in demand for natural gas coupled with constrained supplies from conventional sources and storage facilities suggests an urgent need for new gas sources. Although conventional gas sources such as high permeability sandstones currently supply about 60% of the US demand (13 TCF in 1998), projections indicate a flat to declining supply through year 2015. The shortfall in conventional gas supply is expected to be taken up by production from un-conventional sources such as tight gas sandstones/shales, associated gas, and CBM.

        CBM shows great promise as a future source of natural gas, with the US Geological Survey estimating some 700 TCF contained in 6 major CBM basins in the continental US. This constitutes an enormous reserve, almost the entire US demand for the next 25 years. The Western Interior Basin covering portions of Oklahoma, Kansas, and Missouri is one of those 6 major basins. The Gas Research Institute estimates CBM gas reserves in the Forrest City and Cherokee basin, the two sub-basins of the Western Interior Basin contain approximately 7 TCF. Petrol's leases all lie within one or both of these sub-basins

        Given the current volatility of the natural gas market, hedging may become a part of Petrol's operating strategy. We believe the current supply and demand fundamentals will lead to a strengthening in prices. Consequently, Petrol intends to continually evaluate its hedge position, if any, and enter into contracts accordingly.

CBM Production

        CBM production is similar to conventional natural gas production in terms of the physical production facilities and the product produced. However, surface mechanics and some production characteristics of CBM wells are quite different from traditional natural gas production wells. Methane is created as part of the coalification process. Coals vary in their methane content which is defined by the industry as cubic feet of gas per ton of coal. Conventional natural gas wells require a porous and permeable reservoir, hydrocarbon migration and a natural structural or stratigraphic trap. However, CBM is trapped in the molecular structure of the coal itself until it is released by pressure changes, resulting from water removal from the coal-bed.

        Water completely permeates coal-beds and the natural fracture system or cleats as they are normally referred are pervasive throughout the coal-beds in good producing areas. The natural gas, principally methane, is adsorbed onto the grain surfaces of the coal. To produce CBM, the water must be drawn off first, lowering the pressure so that the methane will desorb from the coal thus allowing gas flow from the coal into the de-watered cleats that act as high permeable conduits to the well bore, where gas can be produced at the well head. These cleats are formed during coalification and the permeability required for production may not have fully developed, thereby rendering the well useless for production.

        The qualities of productive CBM wells include coal quality, the content of natural gas per ton of coal, thickness of the coal-beds, reservoir pressure, existence of natural fractures, and overall permeability of the coal-bed.

        CBM production also differs from conventional gas production that normally starts at its highest production rate and then declines with time. Because coal-beds have water residing within the cleats the water needs to be withdrawn in order to promote production of the adsorbed gases. Thus, for the case of CBM, initial water production is high and diminishes with time. CBM gas production, however, starts at a relatively low rate reaching a peak some months later and then begins to decline.

        CBM production is attractive due to several geological factors. Coal stores six or seven times as much gas as a conventional natural gas reservoir of equal rock volume due to the large internal surface area of coal. Significant amounts of coal are accessible at shallow depths, making well drilling and completion relatively inexpensive. Finding costs are also low since methane occurs in coal deposits, and the location of the Nation's coal resources is well defined by the USGS.

Corporate Business Objectives

        Petrol's primary business objective is to produce economic quantities of natural gas from CBM and other producible intervals. In the 6 major US CBM basins the coal-beds vary greatly in thickness, quality and gas content. They also range in depths from very near surface (< 500 ft) to very deep (>25,000 ft). The difficulty, risks and costs associated with extracting CBM from deep formations increases quite rapidly and nonlinearly with depth.

Petrol intends to achieve our objective by:

  concentrating our mineral leasing in core areas to achieve economies of scale,

  acquiring and developing potentially high profit margin leased properties,

  continually disposing of marginal and non-strategic leased properties,

  balancing reserves, when developed, between oil and gas,

  maintaining a high degree of financial flexibility, and

   enhancing the value of our production through marketing and midstream activities.

Developmental Program

        One of the reasons Petrol acquired leases in the Forrest City and Cherokee Basin was the fact that of the major CBM basins within the continental US, the leased area had the following attributes:

  relatively shallow CBM (<2,500 ft),

  good coal rank, gas content and distribution within the basin,

  low cost mineral leases,

  access to interstate pipeline systems, and

  nearby oil and gas services.

        The Western Interior Basin located in the mid-continent, where the Petrol leases are located, shows great promise because the basin embodies an extensive aerial distribution of near shallow buried coal-beds, appears to contain large quantities of high quality natural gas and has several readily available interstate pipelines for sales and distribution. It appears that the area best suited for our CBM project may be in and around Coffey County, Kansas, where gas bearing coals are contained within the Forrest City and Cherokee basins, sub-basins of the larger Western Interior basin. The entire eastern edge of the State of Kansas and the western edge of Missouri overlays the western portion of the basin.

        Since portions of the acquired mineral leases have existing oil or gas wells, some of them are being considered for re-completion in sandstones and/or coal-beds that appear economically productive. These will add to our knowledge base and may provide financial support for anticipated expansion.

Operational Area

        As an oil and gas exploration and development company, Petrol's primary objective is the development of CBM gas production projects. We identified CBM early on as an area in the oil and gas industry that was gaining recognition as a viable source of natural gas and was experiencing above average growth. Petrol expects to focus our investment efforts along with WI's in natural gas well development projects located within known or highly-likely gas-bearing CBM formations in southeastern Kansas and western Missouri starting within our roughly 88,812 acres of CBM leases acquired from Petrol Energy.

        The Western Interior Coal Region includes three basins in the central United States that contain gas bearing coal deposits of similar area and rank. They are the Arkoma, Forest City and Cherokee Basins. Together these three basins stretch from western Arkansas and Central Oklahoma northward through eastern Kansas and western Missouri into central Iowa. Our primary interests lie within areas overlaying the Cherokee and Forest City Basin which are defined geographically as the area bounded to the north by Bourbon Arch, to the east and southeast by Ozark Dome, and to the west by the Nemaha uplift, encompassing northern Oklahoma, southeastern Kansas, and southwestern Missouri.

        The Cherokee Basin formation contains Pennsylvanian age coal-beds which are believed to be relatively contiguous throughout the entire basin. Coal found throughout the basin is generally of the same age and type and therefore theoretically should contain similar quantities and quality of gas. Historically, the majority of CBM gas production in Kansas has been south of our targeted area, including production in Labette, Wilson, Neosho and Cherokee Counties, Kansas, where coal seams and black shale averaging four feet in thickness have been reported and initial water production generally has been less than 50 barrels per day, eventually dropping to below 10 barrels per day. Although currently there are no CBM wells producing in our targeted area, drilling logs from oil exploration in and surrounding our targeted area typically confirm the uniformity of the coal-beds, indicating coal seams similar to those found in the south of the targeted area. Additionally, a small number of CBM gas wells are producing in Woodson County, Kansas (the southern adjacent county to Coffey County,) and Anderson County, Kansas (the eastern adjacent county to Coffey in which we have acquired leases).

        Data derived from logs, cores and gas production tests on Petrol's exploratory wells in Coffey County overlying the northern extent of the Cherokee basin and the southern portion of the Forrest City basin have shown good gas content and the ability to produce gas during the de-watering process. Production capacities have yet to be determined.

Leasing Activities

        As of September 30, 2004, we have about 900 signed lease agreements totaling approximately 165,000 acres. These leases are scattered throughout Coffey County, Kansas and the adjacent counties of Anderson, Osage, Lyon, Franklin, Woodson as well as Cass and Bates counties in western Missouri. In the event that we are successful in the development phase of our plan and find commercially producible gas or oil, we intend to lease additional available mineral rights to the extent that we believe such land will further our exploration and development activities and provide increased value to Petrol.

All of the mineral leases that Petrol has executed grant us the exclusive right to explore for and develop oil, gas and other hydrocarbons and minerals that may be produced from wells drilled on the leased property. Each lease also grants us rights of way to easements for laying pipelines and servicing or drilling other wells in the vicinity of the leased property.

Our lease agreements vary both in term and price per acre. Some of our leases are for 2 year periods at $2/acre with extensions for 3 additional years, others are for 3 year periods at $3/acre with extensions for 3 additional years, others are for 5 years at $1/acre with extensions for 3 additional years, while others are for 5 years at $10/acre with extensions for 3 additional years.

        In general, leases are payable on the one year signing anniversary of the lease agreement. Regardless of whether or not we are producing oil and gas from a leased property or acres pooled therewith, on the one-year anniversary of each lease we will be required to pay the lessor their net agreed upon mineral acreage fee. If we fail to make such payment, the lease will terminate 30 days thereafter. Petrol has agreed to pay each lessor a royalty equal to 12.5% of any oil, gas or other minerals that may be produced from wells drilled on the leased property. In the event of a shut-in well capable of producing oil or gas, we have agreed to pay the lessor a royalty per net mineral acre. All the lease agreements allow Petrol to hold the lease with production.

        Under our leases Petrol has the right to pool the leased property with other land owned or leased by us in the immediate vicinity for the production of oil or gas. With respect to shallow gas and associated hydrocarbons produced in conjunction therewith, we have the right to pool or unitize the leased properties into a development pool of a maximum of 3,000 acres if it has drilled at least 2 wells within the pooled unit no later than 1 year after the expiration of the primary term of the lease.

        Petrol has agreed to indemnify each lessor against any and all liabilities arising out of our operations on the leased property, including environmental liabilities. We have also agreed to pay each lessor liquidated damages for any leased property that is damaged as a result of our operations on such leased property. Additionally, Petrol has agreed to pay each lessor for any damages caused by us to any crops growing on the leased property. Following the completion of our operations on a leased property, we are obligated to restore the well site to its original condition and land contour, to the extent possible.

        All of the oil and gas property that we have leased to date is considered "undeveloped acreage" which the Securities and Exchange Commission defines as "lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves."

Petrol has rights to a working interest in approximately 88,812 gross undeveloped acres (100% of each leased acre) and 77,710 net undeveloped acres (87.5% of 88,812 leased acres) in southeast Kansas. A "working interest" is the operating interest that gives us, as the operator, the right to drill, produce and conduct operating activities on the property and a share of production. A "net acre" (or net well) is deemed to exist when the sum of the fractional working interest owned in gross acres or gross wells equals one. The number of net acres or net wells is then expressed as a whole number and fractions thereof. A "gross acre" (or gross well) is the total acres or wells, as the case may be, in which a working interest is owned.

        Before Petrol commits substantial resources, including obtaining necessary permits and preparing for drilling on any particular leased property, we complete our due diligence process on our leased property, including obtaining a title or title insurance to confirm our rights to any oil, gas or other minerals produced pursuant to our lease. It is difficult to determine what our final interest in any oil, gas or other mineral that we produce will be until we have negotiated with the third parties that we may hire to perform drilling, completion and operating activities on our wells.

        Substantially all of our capital expenditures have been associated with the acquisition of oil and gas mineral leases. Our strategy is to continue to expand our lease base principally through the acquisition of additional mineral leases. As a result, it is likely that capital expenditures will exceed cash provided by operating activities in years where significant growth occurs in our oil and gas reserve base. In such cases, additional external financing will be required.

        We also intend to grow through the acquisition of producing oil and gas properties, although at this time we are unable to predict the number and size of such acquisitions, if any, which will be completed. Our ability to finance oil and gas acquisitions is determined by cash flow from operations and available sources of debt and equity financing.

        We continue to research the prospects for gas well development in other geological formations. It is possible that we will invest in prospects not described here, or that little investment will be made in the prospects described here.

CBM Energy Agreement

        On January 15, 2004, Petrol completed the acquisition of certain oil and gas mineral leases ("Leases") from CBM Energy Inc. in and around Franklin, Coffey, Woodson, Lyon and Greenwood Counties, Kansas (the "Prospect Area"), amounting to approximately 36,000 acres in exchange for 765,000 shares of our unregistered restricted common stock.

        On April 23, 2004, Petrol issued a press release announcing testing of one of the acquired wells from CBM Energy.

John Haas, Mark Haas and W.B. Mitchell Agreement

        On January 15, 2004, Petrol executed an agreement with John Haas, Mark Haas and W.B. Mitchell, wherein they agreed to grant us access to 10,000 acres of leased mineral rights. Pursuant to the agreement we received access to the acreage for the purpose of evaluating and exploring for CBM gas production. In exchange for the opportunity to explore and evaluate the acreage for purposes of future gas exploration, we issued warrants to John Haas, Mark Haas, and W.B. Mitchell as follows:

  600,000 warrants to purchase restricted common shares at $1.20 per share for a period of 2.5 years (for a collective total of 1,800,000 shares)

  400,000 warrants to purchase restricted common shares at $1.50 per share for a period of 2.5 years (for a collective total of 1,200,000 shares)

  300,000 warrants to purchase restricted common shares at $2.00 per share for a period of 3 years (for a collective total of 900,000 shares)

        The agreement was to terminate on or about July 15, 2004; however on May 18, 2004, we amended the agreement to extend the term to August 1, 2005.

Gas Purchase and Sale Agreement

        On July 7, 2004, Petrol entered into a Gas Purchase and Sale Agreement with Big Creek Field Services, LLC, a Kansas limited liability company, wherein we agreed to sell and Big Creek agreed to purchase our available supply of gas. The term of the agreement is for 10 years and shall continue year-to-year thereafter, unless terminated by either party.

Petrol Oil, II LLC

        On or about July 23, 2004, Petrol received a 20% membership interest in Petrol Oil, II LLC, a limited liability company, in exchange for contributing certain producing wells, and other assets received in the RWJ Oil acquisition to the LLC. Outside investors received the remaining 80% in exchange for a contribution of $350,000. Pursuant to the terms of the LLC operating agreement, we will manage the production of the wells and the net revenues will be directed to Petrol Oil, II LLC for distribution.

RWJ Oil Acquisition

        On July 26, 2004, Petrol acquired oil property leases consisting of 640 acres within 25 well heads located in Franklin County, Kansas from RWJ Oil LC. In addition we acquired related equipment. As stated above the 25 well heads and related equipment were transferred to Petrol Oil, LLC.

Option to Purchase Agreement

        On September 23, 2004, Petrol entered into an option to purchase oil and gas leases covering lands in Neosho and Wilson Counties, Kansas, along with a gas gathering system from a limited liability company. The full amount of the purchase price is $10,000,000, of which Petrol has paid $500,000 as a non-refundable deposit. The acquisition is anticipated to close on or before December 1, 2004.

Governmental Regulations

        Regulation of Oil and Natural Gas Production. Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, some states in which we may operate require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

        Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which may affect the marketing of natural gas produced by us, as well as the revenues that may be received by us for sales of such production. Since the mid-1980's, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the order was to increase competition within all phases of the natural gas industry. The United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636 and the Supreme Court has declined to hear the appeal from that decision. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and has substantially increased competition and volatility in natural gas markets.

        The price we may receive from the sale of oil and natural gas liquids will be affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on our intended operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

Environmental Matters.

        Our operations and properties subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

  require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

  limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and

  impose substantial liabilities for pollution resulting from our operations.

        The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general.

        The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

        ESA. The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expenses to modify our operations or could force us to discontinue certain operations altogether.

Competition

We compete with numerous other oil and gas exploration companies. Many of these competitors have substantially greater resources than we do. Should a larger and better financed company decide to directly compete with us, and be successful in its competitive efforts, our business could be adversely affected.

Personnel

        We currently have two full time employees and two part time employees. As drilling production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. None of our employees are subject to any collective bargaining agreements, however, we have entered into employment agreements with Paul Branagan, Gary Bridwell and John C. Garrison. We expect a significant change in the number of full time employees over the next 12 months. However, at this time we are unable to quantify exactly how many. We intend to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

        Our proposed personnel structure could be divided into three broad categories: management and professional, administrative, and project personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work loads demand.

Non-Executive Employment Agreement

        On November 1, 2003, Petrol executed an Employment Agreement with Gary Bridwell, wherein Mr. Bridwell agreed to serve as the Company's Field Operations Manager. We agreed to pay Mr. Bridwell a starting salary of $10,000.00 per month and he is entitled to participate in the Company's group health insurance and also is entitled to utilize the Company credit card, which is for the sole use of Company business and is subject to the policies of the Company covering such matters. After Mr. Bridwell has completed one year of employment we will issue to him 100,000 shares of our $0.001 par value common stock.

Consultants

        William Stoeckinger. On December 19, 2002, Petrol entered into a one-year geologist/technical advisor consulting agreement with William Stoeckinger. Under the terms of the agreement Mr. Stoeckinger agreed to assist us in the areas of geology, geophysical and formation evaluation, drilling and completion, regulatory and lease evaluation matters and other technical concerns related to the exploration and production of hydrocarbons. We agreed to pay Mr. Stoeckinger a daily rate ranging from $400 to $500 per day for his services. As an inducement for Mr. Stoeckinger to begin consulting for us, we issued him 160,000 shares of our common stock. In addition, we agreed to issue Mr. Stoeckinger 20,000 shares of our common stock for each month that he fulfilled his duties as described in the agreement. As further consideration, we granted Mr. Stoeckinger an option to purchase 50,000 shares of our common stock at $0.50 per share and 50,000 shares at $1.00 per share. The option expires on December 19, 2004. On August 4, 2003, we amended the agreement to change the effective date to January 1, 2003 and termination date to January 31, 2004. Mr. Stoeckinger continues to provide consulting services to Petrol at will.

        Russell Frierson. On December 27, 2002, Petrol entered into a one-year land services consulting agreement with Russell Frierson. Under the terms of his agreement, Mr. Frierson agreed to provide to us land professional services in the nature of preparation and drafting of written agreements concerning well location, waivers of surface use and other lease provisions, damage release and compensation agreements related to drilling operations, easement and right of way agreements, pooling and farm out agreements, and such other consents, declarations, designations, memoranda, notices, ratifications and stipulations by and between us and any and all surface owners in or adjacent to our mineral lease hold interests. As an inducement for Mr. Frierson to begin consulting for us, we issued him 50,000 shares of our common stock. In addition, we granted Mr. Frierson an option to purchase 50,000 shares of our common stock at $0.50 per share for a period of 3 years. On March 19, 2004, Mr. Frierson exercised his option through the delivery of a note to Petrol, which is secured by half of the underlying shares of common stock (25,000). Petrol will release the shares upon full payment of the note. Petrol registered the 50,000 shares on Form S-8. Mr. Frierson's agreement has expired but he continues to provide Petrol with consulting services at will.

Research Agreement

On February 9, 2004, Petrol entered into a Research Agreement with Joseph E. Blankenship for purposes of providing analysis and research, valuation and investment opinions on common stocks, preferred stocks, debt instruments, convertible debentures and/or other corporate securities. Work product from the Analyst will consist of "Research Reports" which are disseminated to individual and institutional investors as well as research distributors.

For the Scope of Work outlined above, we agreed to pay Source Capital, a broker-dealer Mr. Blankenship is employed by, an amount of $6,000. We also issued Mr. Blankenship 10,000 shares of our $0.001 par value restricted common stock and granted an option to purchase a total of 50,000 shares. The option includes 25,000 shares at $2.50 per share and the remaining 25,000 shares at $4.00 per share. The term of the options is for a period of two (2) years.

Letter Agreement with William D. Burk

On March 1, 2004, Petrol executed a letter agreement with William D. Burk ("Burk"), wherein it identifies the terms and conditions under which Burk has performed certain oil and gas services and legal services for us since August of 2003. In consideration of the Services and for Burk's continued assistance to us, we agreed to grant Burk 100,000 options to purchase shares of our common stock at $1.25 per share and 200,000 options to purchase shares of our common stock at $1.50 per share. The term of the options is for a period of three (3) years.

We also agreed to reimburse Burk for reasonable business expenses incurred in performing his services. Burk agreed to be available to assist us in the preparation of agreements with future farmout and working interest participants. In addition, we also may from time to time request Burk to provide specific legal or consultation services, in this event, Burke may perform such additional services on an hourly, daily or project fee basis, upon the agreement of both parties.

Consulting Agreement with XXR Consulting, Inc.

On June 4, 2004, Petrol executed a Consulting Agreement with XXR Consulting, Inc., a New York based agency that provides a variety of custom services for public companies seeking results-oriented investor relations programs. XXR will assist and advise us in identifying investor relations and/or public relations and/or market relations organizations to be utilized by us. The term of the agreement is for 6 months and commenced on the effective date of May 21, 2004. We agreed to compensate XXR a total of 120,000 shares of our restricted common stock (issued on June 17, 2004). The 120,000 shares are being registered in this registration statement.

Consulting Agreement with ECON Investor Relations Inc.

On June 15, 2004, Petrol entered into a Consulting Agreement with ECON Investor Relations Inc. ECON agreed to provide us with the following services: Investor Relations, Public Relations, Corporate Strategies, Industry Research, and Customized Corporate Programs. The term of the agreement commenced on June 15, 2004 and will continue for one year with an option to renew. We agreed to pay the consultant (based on current cash flow), a fee of $4,000 per month for the services rendered. In addition to the fees set above we will issue (if applicable) shares of our common stock equivalent to $6,000 per month to the consultant. On October 27, 2004, Petrol issued 8,861 shares of our restricted common stock to ECON. The 8,861 shares are being registered in this registration statement.

AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC's public reference facilities or through the SEC's EDGAR website.

PLAN OF OPERATION

        The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

Overview

        Information we provide in this Prospectus or statements made by our directors, officers or employees may constitute "forward-looking" statements and may be subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate. Risks and uncertainties inherent in forward-looking statements include, but are not limited to:

  fluctuations in our operating results;

  announcements of new exploratory drilling programs or new properties we develop or acquire;

  developments with respect to the oil and gas industry;

  changes in domestic or international conditions beyond our control that may disrupt our or our customers' or distributors' ability to meet contractual obligations;

  our ability to obtain additional financing, as necessary, to fund both our long and short term business plans;

  fluctuations in market demand for and supply of oil and gas;

  price and volume fluctuations in the stock market at large which do not relate to our operating performance.

        The forward-looking information set forth in this Prospectus is as of September 30, 2004 and we undertake no duty to update this information. Should events occur subsequent to September 30, 2004 that make it necessary to update the forward-looking information contained in this Prospectus, the updated forward-looking information will be filed with the SEC in a Quarterly Report on Form 10-QSB, as an earnings or other release included as an exhibit to a Form 8-K or as an amendment to this registration statement, each of which will be available at the SEC's website at www.sec.gov. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" beginning on page 7 of this Prospectus.

OVERVIEW AND OUTLOOK

        Petrol Oil and Gas, Inc., formerly named Euro Technology Outfitters, was incorporated in Nevada on March 3, 2000. We are an oil and gas exploration and development company. Our primary business objective is to produce economic quantities of natural gas from buried coal seams, denoted as CBM and other gas bearing formations, as well as the production of oil. Our long term corporate strategy has been to consolidate a strong lease position in CBM that contains quality gas reserves, position our leases near interstate pipeline systems that would provide a ready sales market for our gas and ultimately produce and develop these valuable resources.

        We have just begun to generate revenues in the third quarter of 2004 from one of our exploratory wells in Woodson County Kansas. This well was drilled to assess the CBM potential in this southern most area of our Coal Creek project. Pleased with the CBM test results, we subsequently converted the well to an oil producer. Nevertheless there is a substantial going concern issue as to whether we will ever be able to commercialize our oil and natural gas production and generate sufficient, if any, revenues to satisfy our working capital requirements. Since inception, we have been dependent on the sale of our equity securities and loans from affiliates and other outside parties to satisfy our working capital requirements. We continue to have a working capital deficiency that raises substantial concern regarding our ability to continue as a going concern.

Plan of Operation

        During the next twelve months we plan to continue to focus our efforts on beginning the sustained development and production of our CBM reserves on our existing properties, pursuing strategic acquisitions of producing properties and furthering our business plan. With the signing of a gas sales contract with a local gas gathering system, Big Creek Field Services LLC, we are now able to begin the continuous dewatering of some of our exploratory wells in the Coal Creek project and begin selling the produced gas. In addition, we have recently signed an option to purchase oil and gas leases covering lands in Neosho and Wilson Counties, Kansas, along with a gas gathering system, for $10,000,000, of which we've paid $500,000. The acquisition is anticipated to close on or before December 1, 2004. Further, $7,000,000 of the funds received from the Laurus convertible term note are anticipated to be used for this acquisition.

        We intend to fund portions of our field operations and development program through capital raised in our unit offering and from revenues obtained from sales of our CBM gas and oil production, if any. To accelerate the development program we plan to take on Joint Venture (JV) or Working Interest (WI) partners that will contribute to the capital costs of drilling and completion and then share in revenues derived from production. This economic strategy may allow us to utilize our own financial assets toward the growth of our leased acreage holdings, pursue the acquisition of strategic oil and gas producing properties or companies and generally expand our existing operations.

        Because of our limited operating history we have only recently begun to generate minimal revenues from the sale of oil or natural gas. Our activities have been limited to the negotiation of WI agreements, mineral lease acquisition and preliminary analysis of reserves and production capabilities from our exploratory test wells. Consequently, we have incurred the expenses of start-up.

        Our future financial results will depend primarily on: (i) the ability to continue to source and screen potential projects; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources. There can be no assurance that we will be successful in any of these respects, that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production, or that we will be able to obtain additional funding to increase our capital resources.

Satisfaction of our cash obligation for the next 12 months.

        A critical component of our operating plan impacting our continued existence is the ability to obtain additional capital through additional equity and/or debt financing and JV or WI partnerships. We do not anticipate enough positive internal operating cash flow until such time as we can generate substantial revenues, which may take the next few years to fully realize. In the event we cannot obtain the necessary capital to pursue our strategic plan, we may have to cease or significantly curtail our operations. This would materially impact our ability to continue operations.

        As of October 7, 2004, we successfully raised $6,760,000, all of which was paid in cash, from our unit offering (each unit consisting of 1 share of restricted common stock and 1 warrant). Energy Capital Solutions ("ECS"), with the support from Pritchard Capital Partners, LLC ("PCP"), acted as placement agents for the offering, ECS was paid a 7% commission on all funds raised, of which 4% was paid to PCP for investors identified solely by PCP. In addition, ECS received warrants to purchase 845,000 shares of our common stock at $1.35 per share. The warrants expire in 5 years from the closing date of October 27, 2004. The 845,000 warrants are being registered in this registration statement.

        We believe that with the proceeds of our unit offering, combined with the $1,000,000, minus costs, from Laurus, we are able to proceed with the next phase of our operations which is large field scale development.

        Since inception, we have financed cash flow requirements through debt financing and issuance of common stock for cash and services. As we expand operational activities, we may continue to experience net negative cash flows from operations, pending receipt of sales or development fees, and will be required to obtain additional financing to fund operations through common stock offerings and debt borrowings to the extent necessary to provide working capital.

        Over the next twelve months we believe that existing capital from our unit offering will be sufficient to sustain operations and planned expansion.

        We anticipate incurring operating losses over the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in the oil and gas exploration industry. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

        Under our current plan of operation, we are required to make certain lease payments to maintain our rights to develop and drill for oil and gas. These lease payments are material obligations to us and our lease holdings are our biggest asset.

        As of June 30, 2004, we had assets of $2,907,321, and $524,786 in liabilities (total current liabilities of $504,597). Resulting in a stockholder's equity of $2,382,536.

Going Concern

        The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. The Company's cash position may be inadequate to pay all of the costs associated with testing, production and exploration activities. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

Summary of product and research and development that we will perform for the term of our plan.

Field Development

        Our original plan of operation for field development started with identifying the most promising and cost-effective drill sites on our current leased acres, drilling and testing wells to prove reserves, completing the more promising test wells, extracting the oil, gas and other hydrocarbons that we find, and delivering them to market. We believe that we have leased enough land to move forward with our field development and with the proceeds of our unit offering, combined with the $1,000,000, minus costs, being held in a restricted account by Laurus, we are proceeding with the next phase of our operations which is large field scale development.

        During our two year exploration and development phase of our plan of operation, we have drilled and tested a total of 18 CBM wells on selected leases in our Kansas and Missouri projects. These drilling and testing efforts provide our geologists and engineers with data that support the quantitative determination as to whether there are commercially producible hydrocarbons present, such as oil, CBM or other types of natural gas. Twelve of these exploratory/test wells are contained within our Coal Creek project in Coffey county, Kansas. Most are in proximity to an existing interstate gas pipeline and one is already included in our recent gas sales contract with Big Creek Field Services, LLC. The total drilling depth for our Kansas project wells is approximately 1700 ft. One additional exploratory well, located in Woodson county Kansas, was converted to an oil producer following the acquisition of our CBM test data and in our third quarter began producing modest revenues to the company.

        The remaining five exploratory/test wells were drilled on our Missouri Project in Cass County Missouri. Again most were located in close proximity to an interstate gas pipeline system. Since the Cherokee basin dips to the west the CBM formations in Missouri are considerably shallower than in Kansas, with total depths being about 700 ft.

        Field exploration and development operations began in August 2002, with the drilling and logging of three exploratory/test wells. Each exploratory/test well is located on a separate mineral lease in the southwest portion of Coffey County. These drill sites were selected based on a variety of factors, including information gathered from historic records and drill logs (depth, and thickness of coal seams and the results of electric gamma ray readings), proximity to existing interstate distribution pipelines, ease of access for drilling equipment, the presence of oil and natural gas in the immediate vicinity, and consultations with our geologist and driller. Since these are considered to be exploratory or test wells they have only been partially completed in order to allow us to investigate the production capacity of selected coal intervals, and to obtain important technical information related to stimulation activities that are almost always required to make CBM wells commercially productive. Thus we do not presently have any estimates of oil and gas reserves on these properties. Consequently, we have not reported our reserve estimates to any state or federal authority.

        In the field development stages of our plan each new well will be drilled and tested individually. If commercially producible amounts of gas are present, the well will be fully completed and a local distribution pipeline installed. Completed wells that are producing and connected to distribution pipelines will begin generating revenues as soon as they begin pumping although these revenues may be realized on a quarterly basis.

        Once we have identified a proposed drilling site, we as a licensed operator in the State of Kansas and Missouri, will be engaged in all aspects of well site operations. As the operator we will be responsible for permitting the well, which will include obtaining permission from the Kansas Oil and Gas commission or Missouri relative to spacing requirements and any other state and federal environmental clearances required at the time that the permitting process commences. Additionally, we will formulate and deliver to all interest owners an operating agreement establishing each participant's rights and obligations in that particular well based on the location of the well and the ownership. In addition to the permitting process, we as the operator will be responsible for hiring the driller, geologist and land men to make final decisions relative to the zones to be targeted, confirming that we have good title to each leased parcel covered by the spacing permit and to actually drill the well to the target zones. Should the well be successful, we will be responsible for completing the well and connecting it to the most appropriate transmission facility for the hydrocarbons produced.

        As the operator we will be the caretaker of the well once production has commenced. We have no formal experience in well operations and will have to hire or retain professionals to assist us in our efforts. As the operator, we will be responsible for paying bills related to the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well. Again, we have no experience in operating an oil or gas production company, therefore, we will be forced to hire experienced operation staff, when needed. Once the production has been sold, we anticipate that the purchaser thereof will carry out its own research with respect to ownership of that production and will send out a division order to confirm the nature and amount of each interest owned by each interest owner. Once a division order has been established and confirmed by the interest owners, the production purchaser will issue the checks to each interest owner in accordance with its appropriate interest. From that point forward, we as operator will be responsible for maintaining the well and the wellhead site during the entire term of the production or until such time as we have been replaced or the site appropriately abandoned. We anticipate hiring professionals to assist us in our operations until such time as our management has sufficient knowledge and operations ability.

        We had a one-year consulting agreement with Mr. William Stoeckinger, a Certified Petroleum Geologist, from Bartlesville, Oklahoma. Mr. Stoeckinger provided geological services both in the assessment process and in the development program. On January 31, 2004, the term of the agreement expired, however Mr. Stoeckinger continues to provide geologic consulting services on an as needed basis. To date, Mr. Stoeckinger has reported good gas shows in a number of the coal seams contained in the Cherokee Group, the primary source of CBM production in the area.

        On January 15, 2004, we completed the acquisition of certain oil and gas mineral leases from CBM Energy Inc. in and around Franklin, Coffey, Woodson, Lyon and Greenwood Counties, Kansas, amounting to approximately 36,000 acres in exchange for 765,000 shares of our unregistered restricted common stock.

        On January 15, 2004, we executed an agreement with John Haas, Mark Haas and W.B. Mitchell, wherein they agreed to grant us access to 10,000 acres of leased mineral rights. Pursuant to the agreement we received access to the acreage for the purpose of evaluating and exploring for CBM gas production.

        On July 26, 2004 we acquired oil properties leases consisting of 640 acres with 25 well heads, including related equipment located in Franklin County, Kansas from RWJ Oil LLC.

        Kansas Geologic Society (KGS) has joined us in our scientific effort designed to assess the gas reserves from our CBM exploratory/test wells in eastern Kansas. KGS took samples from coal beds from our wells in Coffey County, Kansas. Their preliminary laboratory test results yielded similar gas content values to those obtained by our geologist, Mr. William Stoeckinger, that were derived from sampling of our other exploratory/test wells. We view these independent gas content values quite favorably since they indicate quantitative similarities to the CBM producing coal beds found in Woodson and other counties to the south. Woodson county being adjacent to Coffey county.

        Based on our first series of exploratory/test wells we anticipate that each well in our targeted area will cost approximately $30,000 to locate, drill and test, an additional $80,000 to complete, plus an additional $350 per month per well to pay for electricity, pulling and repairs, pumping and other miscellaneous charges. In support of these operations we have working agreements with local third parties to monitor and maintain our wells and perform drilling and work-over activities.

        If any of our wells prove to hold commercially producible gas, we will continue to add wells to our gas sales agreement with Big Creek Field Services or install our own distribution infrastructure to transport our gas from the wellhead to one of the major distribution pipelines. We have identified several major interstate distribution pipelines that operate within and pass through the counties in which we have lease holdings. These include pipelines owned and operated by Southern Star, CMS Energy, Enbridge and Kinder Morgan. We have initiated contact with two of these companies to ascertain the specific locations of their pipelines, their requirements to purchase gas from us (including volume of gas and quality of gas), and the costs to connect to their pipelines. Traditionally, the major distribution of gas in the United States have purchased production from anyone who can get sufficient quantities of quality gas to their distribution pipeline. Because some of these companies have purchased coal-bed methane from producing wells in the southern part of Kansas, we believe that if the gas produced from wells drilled in our targeted area meets their criteria in both quantity and quality, they will purchase our gas at market prices. To date, we have entered into one purchase agreement with Big Creek Field Services, LLC. We have not received assurances from anyone else that they will enter into such agreements with us in the future.

        Presently, we cannot accurately predict the costs of transporting our gas products to these existing interstate pipelines. The cost of installing a distribution infrastructure or local gathering system will vary depending upon the distance the gas must travel from its wellhead to the compressor station and high pressure pipeline tap, and whether the gas must be treated to meet the purchasing company's quality standards. However, based on the close proximity of several major distribution pipelines to our leased properties, plus our intent to drill as close to these pipelines as practicable, we anticipate that the total cost of installing a distribution infrastructure for a group of about 50 producing wells will be approximately $6,500 each plus a one-time expense of $5,000 per well to tap into the high pressure interstate pipeline and support a compressor and monitoring system.

        The prices obtained for oil and gas are dependent on numerous factors beyond our control, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. We do not have any delivery commitments with respect to any oil or gas produced from any properties that we acquire. However, due to the U.S. government's recent push toward increased domestic production of energy sources, and the high demand for natural gas, we do not anticipate any difficulties in selling any oil and gas we produce, once it has been delivered to a distribution facility.

        The success of this phase of our plan of operation is dependent upon our ability to obtain additional capital to drill exploratory and test wells and also upon our successfully finding commercially producible amounts of coal-bed methane gas or other hydrocarbons in the wells that we drill. We cannot assure you that we will obtain the necessary capital or that we will find commercially producible amounts of gas if our drilling operations commence.

        The timing of most of our capital expenditures is discretionary. Currently there are no material long-term commitments associated with our capital expenditure plans, except for our anticipated $10,000,000 acquisition. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The level of our capital expenditures will vary in future periods depending on energy market conditions and other related economic factors.

Expected purchase or sale of plant and significant equipment.

        On September 23, 2004, we obtained an option to purchase oil and gas leases covering lands in Neosho and Wilson Counties, Kansas, along with a gas gathering system from a limited liability company. The acquisition is anticipated to close on or before December 1, 2004. We anticipate using $7,000,000 of the funding received from the Laurus convertible term note, combined with $2,500,000 of funds received from our unit offering for completion of this acquisition.

Significant changes in the number of employees.

        We currently have two full time employees and two part time employees. As drilling production activities commence, we intend to hire additional technical, operational and administrative personnel as appropriate. We expect a significant change in the number of full time employees over the next 12 months. However, at this time we are unable to quantify exactly how many. We intend to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Liquidity and Capital Resources

        On October 28, 2004, we entered into an $8 million credit facility with Laurus Master Fund, Ltd., consisting of an $8 million convertible secured term note. At closing, the proceeds of the $8,000,000 sale of the Secured Convertible Term Note was placed in a restricted account and $7,000,000 will be released from the account when certain conditions of the $10,000,000 acquisition are finalized and the remaining $1,000,000, minus transaction costs, will be released if, as and when we are permitted to make acquisitions that meet the minimum criteria agreed to by Laurus and the Company.

        The convertible secured term note has a three-year term. Borrowings bear interest at the prime rate published in The Wall Street Journal from time to time plus 3.0% (4.75% at October 22, 2004), and are convertible into shares of our common stock at the option of Laurus. Except for downward adjustments provided in the credit facility terms described below, the interest rate shall not be below 7.5%.

        Principal will be amortized over the term of the loan, commencing on December 1, 2004, with minimum monthly principal payments of $200,000. Laurus has the option to convert some or all of the principal and interest payments into common stock at a fixed conversion price of $1.50 reflecting an 11% discount over the closing price of our common stock on the Over-the-Counter Bulletin Board on October 28, 2004. Subject to certain limitations, regular payments of principal and interest will be automatically payable in common stock if the 5-day average closing price of the common stock immediately preceding a payment date is greater than or equal to 115% of such fixed conversion price.

        In connection with the term note, we issued Laurus a warrant to purchase up to 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 at $3.00 per share. The warrant, is immediately exercisable and has a term of five years.

        We will be required to pay a premium of 2% of the amount of each principal payment made in cash under the line of credit and/or the term note. In addition, we will be required to pay a penalty of 30% of the then-outstanding balance of the term note if we prepay the note.

        The interest rate under the note is subject to downward adjustment on a monthly basis (but not to be less than 0%). The downward adjustment will be in the amount of 100 basis points (1.0%) for each incremental 25% increase in the average closing price of our common stock over the then applicable conversion price of the note for the five-day period preceding such monthly determination date.

        The credit facility will be secured by a first-priority security interest in specific assets, oil leases and pipeline assets, concurrent with the disbursement of the proceeds for the $10,000,000 acquisition.

        We incurred costs amounting to $315,000, in cash, 50,000 shares of our unregistered common stock and warrants to purchase up to 100,000 shares of our common stock for a period of five years and have an exercise price of $2.00 per share.

        We will pay Laurus $65,000 for reimbursement of due diligence and documentation fees and $280,000 as management fees when funds are disbursed.

        We are registering for resale under the Securities Act of 1933 the shares of common stock issuable to Laurus upon conversion of borrowings under the credit facility and upon exercise of the warrants.

        The amount of our common stock Laurus may hold at any given time is limited to no more than 4.99% of our outstanding common stock and no more than 25% of our aggregate daily trading volume determined over the five-day period prior to the date of determination. These limitations may be waived by Laurus on 75 days' prior notice, or without notice if we are in default.

        The conversion price applicable to the note and the exercise price of each of the warrants is subject to downward adjustment if we issue shares of our common stock (or common stock equivalents) at a price per share less than the applicable conversion or exercise price. There are exceptions for issuances of stock and options to our employees and for certain other ordinary course stock issuances.

        Subject to applicable cure periods, amounts borrowed from Laurus are subject to acceleration upon certain events of default, including: (i) any failure to pay when due any amount we owe to Laurus; (ii) any material breach by us of any other covenant made to Laurus; (iii) any misrepresentation made by us to Laurus in the documents governing the credit facility; (iv) the institution of certain bankruptcy and insolvency proceedings by or against us; (v) the entry of certain monetary judgments against us that are not paid or vacated for a period of 30 business days; (vi) suspensions of trading of our common stock; (vii) any failure to deliver shares of common stock upon conversions under the credit facility; (viii) certain defaults under agreements related to any of our other indebtedness; and (ix) changes of control of our company. Substantial fees and penalties are payable to Laurus in the event of default.

Additional Steps to Increase Liquidity:

        Over the last several years, we have funded portions of our operating cash flow and growth from sales of equity securities and loans from officers and related parties.

        In our unit offering completed on October 7, 2004, we sold 5,633,333 units for a total purchase price of $6,760,000, all of which was paid in cash. Each unit consisted of 1 share of restricted common stock and 1 warrant.

DESCRIPTION OF PROPERTY

        We currently maintain an executive office at 3161 E. Warms Springs Road, Suite 300, Las Vegas, Nevada 89120. The space consists of approximately 1,864 square feet, which houses administrative and corporate offices. The monthly rental for the space is not to exceed $3,450 per month commencing April 15, 2004 and ending June 30, 2007 with the first three months free.

        We also lease approximately 2,500 square feet of space in Waverly, Kansas, where our field and leasing offices are located. This facility is leased on a month-to-month basis with our monthly lease obligation being $300.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Paul Branagan

        Paul Branagan, our president, chief executive officer and chairman of the board, is an officer and director of Millennium Plastics Corporation, another public company, which may impact the amount of his time spent on our business matters. Further, Mr. Branagan is a director of Integrated Environmental Technologies, Ltd., a 34 Act reporting company. Mr. Branagan may have demands placed on his time, which will detract from the amount of time he is able to devote to us. Mr. Branagan intends to devote at least 40 hours per week of his business time and attention to our activities as required. Although Mr. Branagan has other current business interests he will attend to Petrol business as his first priority. We consent to and understand this potential conflict of interest.

        Our executive office is provided free of charge on a month-to-month basis by Branagan & Associates. Paul Branagan, President of Petrol, is also president of Branagan & Associates.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

        Our common stock is quoted under the symbol "POIG" on the OTC Bulletin Board which is sponsored by the National Association of Securities Dealers (NASD). The OTC Bulletin Board is a network of security dealers who buy and sell stock. The dealers are connected by a computer network which provides information on current "bids" and "asks" as well as volume information. The OTC Bulletin Board is not considered a "national exchange." Our common shares commenced trading on the OTC Bulletin Board on March 4, 2004.

        The following table sets forth the quarterly high and low bid prices for our common stock during our first, second and third quarter of 2004 as reported by the National Quotations Bureau. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

PERIOD	HIGH	LOW
2004
First Quarter (began trading on 3/04/04)	4.00	1.00
Second Quarter	3.23	2.26
Third Quarter	2.14	1.65

(b) Holders of Common Stock

        As of October 28, 2004, we had approximately 137 stockholders of record of the 23,995,799 shares outstanding.

(c) Dividends

        The Board of Directors have not declared any dividends due to the following reasons:

  The Company has not yet adopted a policy regarding payment of dividends;

  The Company does not have any money to pay dividends at this time;

  The declaration of a cash dividend would result in an impairment of future working capital; and

  The Board of Directors will not approve the issuance of a stock dividend.

(d) Securities authorized for issuance under equity compensation plans.

Consultant and Employee Stock Compensation Plan

        We currently maintain a stock option plan to which incentive stock options to purchase shares of common stock may be granted to employees, directors and consultants. This 2002/2003 stock option plan was adopted by our board of directors on December 16, 2002 and has not been approved by our stockholders. The following table sets forth information as of December 31, 2003 regarding outstanding options granted under the plan, warrants issued to consultants and options reserved for future grant under the plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under consultant and employee compensation plan (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by shareholders	--	$ --	--

Equity compensation plans not approved by shareholders	3,900,000 (1)	$ 0.96	950,000 (2)

Total	3,900,000	$ 0.96	950,000

(1) Includes 900,000 warrants granted to a consultant.

(2) Options available for issuance under our 2002/2003 stock option plan, which we have issued 2,050,000 options as of December 31, 2003.

        In our 2002/2003 Stock Option Plan we have reserved for issuance an aggregate of 3,000,000 shares of common stock. This plan is intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for its continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals to the Company in the future.

EXECUTIVE COMPENSATION

        The following table sets forth the cash compensation of our executive officers: Paul Branagan, president, since his appointment on August 21, 2002 through December 31, 2003; and David Polay, former chief financial officer, since his appointment on November 17, 2003 through December 31, 2003.

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long Term Compensation
	Year	Salary	Bonus	Other Annual Compensation	Awards Payouts			All other compensation
					Restricted Stock	Options	LTIP payouts
Paul Branagan, President	2003 2002	$145,417 $35,000	-0- -0-	-0- -0-	-0- -0-	-0- 1,250,000(2)	-0- -0-	-0-(1) -0-

David Polay, Chief Financial Officer(3)	2003	$5,134	$50,000	-0-	-0-	-0-	-0-	-0-

  In November 20, 2003, we amended Mr. Branagan's employment agreement granting Mr. Branagan a 1/100 over riding royalty on wells we complete. On April 20, 2004, we amended Mr. Branagan's agreement to amend the royalty provisions. The over riding royalty is described in further detail below.

  The options are exercisable at prices ranging from $.50 to $2.50 per share, pursuant to Mr. Branagan's Employment Agreement.

  Mr. Polay resigned as chief financial officer of the Company on June 1, 2004.

Employment Agreements

Paul Branagan

        On December 19, 2002, we entered into an employment agreement with Paul Branagan. The term of employment is three (3) years. Mr. Branagan serves as President, CEO, Chairman, Secretary/Treasurer and Director. We agreed to pay Mr. Branagan a base salary of $135,000 per annum for the first year of employment, increasing to $160,000 per annum for the second and third year of his employment. In addition to the cash compensation earned by Mr. Branagan, we granted Mr. Branagan an option to purchase shares of our common stock as follows:

Number of Shares Purchasable	Price Per Share
250,000	$0.50
250,000	$1.00
250,000	$1.50
250,000	$2.00
250,000	$2.50

        The options are exercisable at any time and expire on the third anniversary of issuance or the termination of Mr. Branagan's employment agreement.

        On November 20, 2003, we amended Mr. Branagan's employment agreement to add a royalty provision as follows:

  Mr. Branagan shall receive a 1/100 Over Riding Royalty on any wells completed.

  The Over Riding Royalty shall be paid as determined by our Board of Directors.

  The term of the payment of the Over Riding Royalty shall be for the remaining term of the employment agreement and may be changed and/or extended at any time by our Board of Directors.

  The term "Over Riding Royalty" shall be defined as a fractional interest in the gross production of oil and gas, in addition to the usual royalties paid to any lessor.

        On April 20, 2004, we further amended Mr. Branagan's Employment Agreement to amend the royalty provisions as follows:

  Mr. Branagan shall receive a 1/100 Over Riding Royalty on production from any wells completed on Employer leased acreage.

  The term of payment of the Over Riding Royalty shall be perpetuity.

John C. Garrison

        On July 18, 2004, we executed an Employment Agreement with John C. Garrison, wherein Mr. Garrison agreed to serve as our Chief Financial Officer. Mr. Garrison agreed to work part time until his position requires a full time effort. We agreed to pay Mr. Garrison an hourly rate of $150.00 with the expectation that the total monthly efforts on behalf of Petrol will require about 40 hours.

Compensation Committee

        We currently do not have a compensation committee of the board of directors. However, the board of directors intends to establish a compensation committee, which is expected to consist of three inside directors and two independent members. Until a formal committee is established our entire board of directors will review all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation and loans.

Director Compensation and Other Arrangements

Directors of Petrol who are not employees receive compensation of $1,000 for each meeting of the board, as well as travel expenses if required. From time to time, certain directors who are not employees may receive grants of options to purchase shares of our common stock.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from Petrol, with respect to any person named in Cash Consideration set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with Petrol, or any change in control of Petrol, or a change in the person's responsibilities following a change in control of Petrol.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Financial Statement of Petrol Oil and Gas, Inc. as of and for the fiscal years Ended December 31, 2003, and 2002:

Interim Financial Statements (Unaudited) of Petrol Oil and Gas, Inc. as of and for the six months Ended June 30, 2004

BALANCE SHEET	F-20
STATEMENT OF OPERATIONS	F-21
STATEMENT OF CASH FLOWS	F-22
NOTES TO FINANCIAL STATEMENTS	F-23

(The Balance of This Page Intentionally Left Blank)

Report of Independent Registered Public Accounting Firm

Stockholders and Directors

Petrol Oil and Gas, Inc.

We have audited the accompanying balance sheet of Petrol Oil and Gas, Inc. as of December 31, 2003 and 2002 and the related statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petrol Oil and Gas, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weaver & Martin, LLC

Kansas City, Missouri

March 26, 2004

Petrol Oil and Gas, Inc.

(A Development Stage Company)

Balance Sheet

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash	$ 1,059,838	$ 161,836
Investment	200,000	-
Total current assets	1,259,838	161,836

Equipment	2,134	-
Vehicles	28,009	-
Accumulated depreciation	(2,107)	-
	28,036	-

Oil and gas properties using full cost accounting:
Properties not subject to amortization	1,289,573	282,956
	$ 2,577,447	$ 444,792

Liabilities and stockholders' equity
Current liabilities:
Notes payable-current	$ 4,000	$ -
Accounts payable	268,071	109,969
Accrued liabilities	31,316	-
Due to officer	47,500	25,000
Total current liabilities	350,887	134,969

Long-term debt	22,923	-

Contingencies and commitments

Stockholders' equity:
Preferred stock, $.001 par, authorized 10,000,000 shares; no shares issued	-	-
Common stock, $.001 par, authorized 100,000,000 shares; 17,247,466 and 13,151,993 issued and outstanding at December 31, 2003 and 2002	17,247	13,152
Stock for services not issued 160,000 and 215,000 shares at December 31, 2003 and 2002	160	215
Unamortized cost of stock issued for services	(1,000)	-
Additional paid in capital	4,630,713	1,006,155
Deficit accumulated under the development stage	(2,443,483)	(709,699)
Total stockholders' equity	2,203,637	309,823
	$ 2,577,447	$ 444,792

See notes to financial statements.

Petrol Oil and Gas, Inc.

(A Development Stage Company)

Statement of Operations

	Year Ended December 31,		March 3, 2000 (inception) to December 31, 2003
	2003	2002
Revenue:	$ --	$ --	$ --

Professional and consulting fees	1,374,754	639,508	2,014,262
Office	67,759	-	67,759
Wages	163,417	42,738	206,155
Travel	59,673	10,480	70,153
Miscellaneous expense	53,092	10,519	70,065

Loss from operations	(1,718,695)	(703,245)	(2,428,394)

Other income (expense):
Interest income	1,067	-	1,067
Interest expense	(16,156)	-	(16,156)

Other income (expense)	(15,089)	-	(15,089)

Loss before income tax	(1,733,784)	(703,245)	(2,443,483)

Provision for income tax	-	-	-

Net loss	$ (1,733,784)	$ (703,245)	$ (2,443,483)

Basic and diluted earnings per share	$ (0.12)	$ (0.08)	$ (0.28)

Weighted shares outstanding	14,721,438	8,338,208	8,783,542

See notes to financial statements.

Petrol Oil and Gas, Inc.

(A Development Stage Company)

Statement of Stockholders' Equity

	Common Stock			Additional Paid-in Capital	Stock For Services Not Issued	Unamortized Cost of Stock Issued for Services	Deficit Accumulated During Development Stage	Total Stockholders' Equity (Deficit)
	Per Share	Shares	Amount
March 3, 2000, Inception	$0.001	5,000,000	$ 5,000	$ -	$ -	$ -	$ -	$ 5,000

Net loss from inception to December 31, 2000		-	-	-	-	-	(6,105)	(6,105)
Balance December 31, 2000		5,000,000	5,000	-	-	-	(6,105)	(1,105)

January 1, 2001 issued for debt paid by the stockholder of Company stock	0.001	1,405,000	1,405	-	-	-	-	1,405
April 1, 2001 issued for debt paid by the stockholder of Company stock	0.001	22,060	22	-	-	-	-	22
July 1, 2001 issued for debt paid by the stockholder of Company stock	0.001	13,240	13	-	-	-	-	13
October 1, 2001 issued for debt paid by the stockholder of Company stock	0.001	14,060	14	-	-	-	-	14

Net loss for the year ended 12/31/01		-	-	-	-	-	(349)	(349)
Balance December 31, 2001		6,454,360	6,454	-	-	-	(6,454)	-

July 1, 2002 issued for debt paid by the stockholder of Company stock	0.001	21,880	22	-	-	-	-	22
Stock contributed to capital by the stockholder of Company stock	0.001	(5,826,240)	(5,826)	5,826	-	-	-	-
Stock issued in an asset purchase	0.005	10,918,300	10,918	39,662	-	-	-	50,580
Stock sold	0.538	883,693	884	474,712	-	-	-	475,596
Stock for services not issued	0.500	-	-	107,285	215	-	-	107,500
Stock issued for services	0.500	700,000	700	349,300	-	-	-	350,000

Options issued for services
Includes $7,738 value of options for President of the Company		-	-	29,370	-	-	-	29,370

Net loss for the year ended 12/31/02		-	-	-	-	-	(703,245)	(703,245)
Balance December 31, 2002		13,151,993	13,152	1,006,155	215	-	(709,699)	309,823

Stock for services	0.75	80,000	80	89,880	40	-	-	90,000
Stock for services	1.00	-	-	119,880	120	-		120,000
Stock sold	0.75	450,000	450	337,050	-	-	-	337,500
Unissued stock issued		215,000	215	-	(215)	-	-	-
Stock to bank for loan collateral	0.001	1,000,000	1,000	-	-	(1,000)	-	-
Warrants issued for services		-	-	794,000	-	-		794,000
Stock sold but not issued	1.00	2,350,473	2,350	2,283,748	-	-	-	2,286,098

Net loss for the year ended 12/31/03		-	-	-	-	-	(1,733,784)	(1,733,784)
		17,247,466	$ 17,247	$ 4,630,713	$ 160	$ (1,000)	$ (2,443,483)	$ 2,203,637

See notes to financial statements.

Petrol Oil and Gas, Inc.

(A Development Stage Company)

Statement of Cash Flows

	Year Ended December 31,		March 3, 2000 (inception) to December 31, 2003
	2003	2002

Operating activities:
Net loss	$ (1,733,784)	$ (703,245)	$ (2,443,483)
Adjustments to reconcile net loss to cash used in operating activities-
Depreciation	2,107	-	2,107
Stock and options issued for services	1,004,000	486,870	1,490,870
Change in assets and liabilities-
Accounts payable	158,102	20,589	178,690
Accrued liabilities	31,315	-	31,315
Due to officer	22,500	25,000	47,500
Cash used in operating activities	(515,760)	(170,786)	(693,001)

Investing activities:
Equipment purchase	(30,142)	-	(30,142)
Investment	(200,000)	-	(200,000)
Additions to oil & gas property not subject to amortization	(1,006,617)	(142,995)	(1,149,612)
Cash used in investing activities	(1,236,759)	(142,995)	(1,379,754)

Financing activities:
Stock issued for debt paid by stockholder of Company	--	21	6,475
Payments made on note payable	(1,086)	-	(1,086)
Notes payable	28,009	-	28,009
Stock sold	2,623,598	475,596	3,099,194
Cash provided from financing activities	2,650,521	475,617	3,132,593

Increase in cash	898,002	161,836	1,059,838

Beginning cash	161,836	-	-
Ending cash	$ 1,059,838	$ 161,836	$ 1,059,838

Supplemental cash flow information:
Interest paid	$ 16,156	$ --	$ 16,156

Income taxes paid	$ --	$ --	$ --

Non cash financing activities:

Stock issued for assets acquired	$ --	$ 50,580	$ 50,580

Addition to oil & gas property not subject to amortization and accounts payable assumed in asset purchase	--	89,381	89,381

Stock contributed to paid in capital	--	5,826	5,826
Unamortized cost of stock issued for services	1,000		1,000
Stock for services not issued	160	215	160
Stock, warrants and options issued for services	854,000	107,500	1,260,870

See notes to financial statements.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

We are currently a development stage enterprise reporting under the provisions of Statement of Financial Accounting Standards No. 7.

Organization and business:

On March 3, 2000, Euro Technology Outfitters (Euro) was incorporated in Nevada. Euro was a reporting public shell with no business activity. On August 19, 2002 Euro acquired, in an asset purchase agreement, land leases and accumulated expenditures and assumed liabilities from Petrol Energy, Inc. (Petrol). Petrol received 10,918,300 shares of Euro and transferred into Euro property leases that the Company will use for the development and exploration of oil, gas, and methane. The par value of the Euro shares ($10,918 and additional paid-in capital of $39,662) was recorded as an asset in the oil & gas properties not subject to amortization account. The amount consisted of lease payments made by Petrol prior to the acquisition. Also we assumed from Petrol accounts payable totaling $89,381 and increased the asset account oil & gas properties not subject to amortization for the associated capitalized costs relating to the payables.

On August 20, 2002, we amended our Articles of Incorporation changing our name from Euro Technology Outfitters to Petrol Oil and Gas, Inc. and increased the authorized capital stock to 100,000,000 shares of Common Stock $0.001 par value and, 10,000,000 shares of Preferred Stock $0.001 par value.

We are an oil and gas exploration and development company whose primary objective is the development of Coal Bed Methane (CBM) gas production projects. We identified CBM early on as an area in the oil and gas industry that was gaining recognition as a viable source of natural gas and was experiencing above average growth. We have focused our efforts to eastern Kansas and western Missouri where leases were acquired that appeared geologically suitable for CBM exploration.

Goodwill and Other Intangible Assets:

Goodwill and indefinite life intangible assets are recorded at fair value and not amortized, but are reviewed for impairment at least annually or more frequently if impairment indicators arise, as required by SFAS No. 142. As of December 31, 2003 we had no goodwill or other intangible assets.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Stock-Based Compensation:

We account for stock and options issued for services by non-employees based on the market value of the stock at the date of the agreement and the market value of the options as determined by the Black-Scholes pricing model. This cost is amortized to expense over the life of the agreement to provide services. We account for our stock option plan in accordance with the provisions of SFAS No. 123, "Accounting for Stock Based Compensation". SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations and provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. During 2003, we adopted the fair value recognition provisions of SFAS No. 123, effective as of the beginning of the year. No options were granted to employees in the year ended December 31, 2003.

Income Taxes:

Amounts provided for income tax expense are based on income reported for financial statement purpose and do not necessarily represent amounts currently payable under tax laws. Deferred taxes, which arise principally from temporary differences between the period in which certain income and expense items are recognized for financial reporting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes. Under this method, the computation of deferred tax assets and liabilities give recognition to the enacted tax rates in effect in the year the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that we expect to realize.

Fair value of financial instruments:

The carrying amounts of financial instruments, including cash, investment, accounts payable, accrued liabilities, due to Officer and note payable approximates fair value because of the short-term natures of these items.

Loss per share:

The loss per share is computed in accordance with SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted loss per share computation.

Potentially issuable shares of common stock pursuant to outstanding stock options and warrants are excluded from the diluted computation, as their effect would be anti-dilutive.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:

Cash and cash equivalents include cash in banks and certificates of deposit that mature within three months of the date of purchase.

Revenue recognition:

As of December 31, 2003 we have not recognized any revenue during our corporate existence but it is our policy is to recognize revenue when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectibility of the revenue is probable.

Recent issued accounting Standards:

In June 2001, The Financial Accounting Standards Board issued SFAS 143, "Accounting for Asset Retirement Obligations." This required that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the company's credit-adjusted risk-free interest rate. SFAS 143 was adopted on January 1, 2003; however, there was no previous activity in which an ARO applied. In the year ended December 31, 2003 we recorded an ARO for the abandonment of wells at the completion of either a dry hole or all production activity.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (the Interpretation). The Interpretation requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise that has a controlling financial interest through ownership of a majority voting interest in the entity. The Interpretation was originally immediately effective for variable interest entities created after January 31, 2003, and effective in the fourth quarter of fiscal 2003 for those created prior to February 1, 2003. However, in October 2003, the FASB deferred the effective date for those variable interest entities created prior to February 1, 2003, until the first quarter of fiscal 2004. This interpretation did not affect our financial statements.

In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The standard is effective for contracts entered onto or modified after June 30, 2003, and for hedging relationships designed after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity" (SFAS No. 150). SFAS No. 150 establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective in the fourth quarter of fiscal 2003. The adoption of SFAS No. 150 did not have material impact on our financial position or results of operation.

Depreciation:

Depreciation is provided by the straight-line method using an estimated life of the equipment of 5 years.

Oil and gas properties:

We follow the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs and interest, are capitalized.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

All capitalized costs included in the estimated future costs to develop proved reserves, will be amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major developments projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10% interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized as income.

Abandonment's of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Long-lived assets:

We review the carrying value of long-lived assets at each balance sheet date if indication of impairment exists. Recoverability is assessed using undiscounted cash flows based upon historical results and current projections of earnings before interest and taxes. Impairment is measured using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Impairments are recognized in operating results to the extent that carrying value exceeds discounted cash flows of future operations.

Asset retirement obligations:

We accrue for asset retirement obligations, primarily for assets on leased sites, in the period in which the obligations are incurred. We accrue these costs at estimated fair value. When the related liability is initially recorded, we capitalize the cost by increasing the carrying amount of the long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we recognize a gain or loss for any difference between the settlement amount and the liability recorded. We have identified asset retirement obligations pertaining to the closure of wells on our land leases. We have estimated the fair value of our asset retirement obligations, based in part on the terms of quoted agreements.

Reclassifications:

Certain reclassifications have been made to prior periods to conform to current presentation.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 GOING CONCERN

Our financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon our ability to obtain additional sources of capital, and in attaining future profitable operations. Our management is currently initiating their business plan and is in the process of raising additional capital. The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

NOTE 3 STOCKHOLDERS' EQUITY

Common stock

The aggregate number of shares of common stock that we have the authority to issue is 100,000,000 shares at a par value of $0.001. As of December 31, 2003 and 2002, there was an additional 160,000 and 215,000 shares, respectively, that we needed to issue. These shares were issued in subsequent periods.

Preferred stock

The aggregate number of shares of preferred stock that we have the authority to issue is 10,000,000 shares at a par value of $0.001. As of December 31, 2003, no shares of preferred stock were issued.

Stock Issuance's

At inception, we issued 5,000,000 shares of common stock. During the period from inception to August 19, 2002 an additional 1,476,240 shares of common stock were issued in exchange for liabilities paid by a stockholder. On August 21, 2002, a stockholder contributed to paid in capital 5,826,240 shares of Company stock

On August 19, 2002, an Asset Purchase Agreement was signed, whereby 10,918,300 shares of restricted common stock were exchanged for assets.

On August 19, 2002, we entered into a letter of intent with NIO Funds Investment Management Limited (NIO) whereby NIO would exclusively raise funds for us throughout Europe. A fee of 2% was charged for all funds raised and was netted against the sales of our common stock. NIO was allowed to sell on our behalf up to 750,000 restricted shares of common stock at a price of $.50 per share and an additional 250,000 shares at a price of $.75 per share. We granted NIO the privilege of purchasing additional shares of our restricted common stock in the amount of $500,000 per month for the months of March, April, May, June, August and November of 2003 and January of 2004. The price per share was set at a discount of 12.5% of the market price of our shares that were being traded on any exchange or over-the-counter but not less than $.875 per share. There was no value assigned to the ability to invest in the Company based on the Black-Scholes pricing model. NIO raised net capital in the amount of $475,596 and 883,693 shares were issued.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

On November 21, 2003 we entered into an agreement with NIO whereby NIO received 1,500,000 warrants to purchase our shares at a price of $.875 per share with a three-year life. The value of the options using the Black-Scholes pricing model was $461,000 using the following assumptions:

Interest rate	2.35%
Days to expiration	1,095
Strike Price	$.875
Stock price	$1.00
Volatility	32.75%
Yield	0%

The value of the options of $461,000 was charged to professional and consulting fee expense with an offset to paid-in capital. On November 24, 2003 NIO assigned 1,000,000 warrants to Mr. Paolo Simoni and 500,000 warrants to Mr. Goren Blagojevic.

The Board of Directors on December 16, 2002 adopted the 2002 stock option plan for 3,000,000 shares.

We entered into a land services consulting agreements on December 27, 2002 with Mr. Lawrence Kehoe, Mr. Cody Felton and Mr. Russell Frierson. The term of each of the agreements was for one year. Mr. Kehoe and Mr. Felton received as consideration 325,000 shares each of Company stock and 325,000 stock options allowing them to purchases shares of Company stock at a price of $.50 per share with a three-year life. Mr. Frierson received 50,000 shares of Company stock and 50,000 options to purchase Company stock at a price of $.50 per share for a three-year life. The value assigned to the stock issued was $350,000 and was charged to professional and consulting fee expense. The value of the options using the Black-Scholes pricing model was $20,086 using the following assumptions:

Interest rate	1.97%
Days to expiration	1,095
Strike Price	$.50
Stock price	$.50
Volatility	0%
Yield	0%

The options value was charged to professional and consulting fee expense with an offset to paid-in capital. See Note 9-Subsequent Events as the three individuals exercised the options on March 19, 2004.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

The Company entered into an employment agreement with Mr. Paul Branagan on August 20, 2002. The three-year agreement provided for compensation at $11,250 per month for the first year and $13,333 per month for the second and third year. Mr. Branagan also received 1,250,000 options. The options have a three year life and 250,000 are exercisable at $.50 per share; 250,000 are exercisable at $1.00 per share; 250,000 exercisable at $1.50 per share; 250,000 exercisable at $2.00 per share and 250,000 exercisable at $2.50 per share. The value of the options, using the Black-Scholes pricing model, was $7,738. This amount has been recorded as wages expense and an offsetting amount was recorded as additional paid in capital. The assumptions used are to value the options were as follows:

Interest rate	2.13%
Days to expiration	1,095
Stock price	$.50
Strike price	various $.50 to $2.50
Volatility	0%
Yield	0%

The Company entered into a geologist/technical advisor consulting agreement on December 1, 2002 with Mr. William Stoeckinger. The agreement was for a one year term (amended to a thirteen month term) and Mr. Stoeckinger received 160,000 shares upon signing the agreement, 20,000 shares per month for thirteen (as amended in a subsequent agreement) months, 50,000 options exercisable at $.50 per share and 50,000 options exercisable at $1.00 per share for a three year period. The value assigned to the issued stock was $80,000 at December 31, 2002. Mr. Stoeckinger also was paid $4,055 during the year ended December 31, 2002. The value of the options, using the Black-Scholes pricing model, was $1,548. This was recorded as a professional and consulting fee expense and an offsetting amount was recorded as additional paid in capital.

The assumptions used to value the options were as follows:

Interest rate	2.13%
Days to expiration	1095
Stock price	$.50
Strike price	various $.50 to $1.00
Volatility	0%
Yield	0%

During the year ended December 31, 2003 the value assigned to the monthly stock issuance was $.75 for the months January-June and $1.00 for the months July-December. The total amount assigned for the stock issuances was $210,000. Mr. Stoeckinger also received fees in 2003 amounting to $34,699.

At December 31, 2003 and 2002 Mr. Stoeckinger was owed 160,000 shares that weren't issued at December 31, 2003 and 2002. Included in the equity section of the balance sheet was stock for services not issued that had a balance of $160, which represents the unissued stock's par value. The shares were issued in fiscal 2004.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

The Company entered into a retainer agreement for translation and business consulting on August 20th, 2002 with Mr. Goran Blagojevic. Mr. Blagojevic received 500,000 warrants to acquire Company stock at a price of $.75 per share that expired August 31, 2003. The value of the warrants, using the Black-Scholes pricing model, was zero. The warrants expired unexercised in 2003. The assumptions used to value the warrants were as follows:

Interest rate	2.15%
Days to expiration	365
Stock price	$.50
Strike price	$.75
Volatility	0%
Yield	0%

Mr. Blagojevic, on December 27, 2002, accepted 55,000 shares of Company stock as payment for an outstanding invoice. These shares were not issued at December 31, 2002 and the amount due of $55 was included in the stock paid for not issued account. The shares were issued in 2003. Mr. Blagojevic received $24,991 in professional fees in the year ended December 31, 2002.

Mr. Blagojevic received 900,000 warrants on September 1, 2003. The warrants had a strike price of $.75 and expiration date of August 31, 2006. The value of the warrants, using the Black-Scholes pricing model, was $333,000 and this was recorded as a professional and consulting expense. The assumptions used to value the warrants were as follows:

Interest rate	1.95%
Days to expiration	1,095
Stock price	$1.00
Strike price	$.75
Volatility	32.75%
Yield	0%

A summary of stock options and warrants is as follows:

		Average		Average
	Options	Price	Warrants	Price
Outstanding at 1/1/02	--	--	--	--
Granted	2,050,000	$1.12	500,000	$.75
Cancelled	--	--	--	--
Exercised	--	--	--	--
Outstanding 12/31/02	2,050,000	$1.12	500,000	$.75

Outstanding at 1/1/03	2,050,000	$1.12	500,000	$.75
Granted	--	--	2,4000,000	.83
Cancelled	--	--	(500,000)	.75
Exercised	--	--	--	--
Outstanding 12/31/03	2,050,000	$1.12	2,400,000	$.83

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

We sold 450,000 share of stock at a price of $.75 per share and 2,350,473 shares at a price of $1.00 per share in 2003. The costs associated with the sale of these shares totaled $60,000 for professional fees and $4,375 for other costs. These costs were netted against the additional paid in capital associated with the sale of the stock.

On April 18, 2003, we issued 1,000,000 shares of our common stock to Cornerstone Bank as collateral for a note payable to the bank. On July 7, 2003 we paid off the note and the bank returned the shares. On July 2, 2003 we entered into a loan agreement with CPA Directed Investments (CDI). As part of that agreement we were required to issue 1,000,000 shares of Company stock in CDI's name. The par value of the shares of $1,000 was recorded as common stock with an offsetting amount recorded as a reduction of equity in the account-unamortized cost of stock issued for services. The loan was repaid and the stock was returned on January 26, 2004.

NOTE 4 COMMITMENTS

On July 1, 2003 we entered into an agreement with Enutroff LLC (Enutroff) whereby Enutroff would be paid for introductions that result in completed transactions as follows: 1). Debt financing, notes, loans- for any introductions made by Enutroff a $10,000 fee would be paid plus 12% of the total value of the financing. 2). Mergers and acquisitions-for any introductions made by Enutroff a fee of 7.5% of the total value of the merger or acquisition. 3). Sale or purchase of real property or mineral rights- a fee of up to 1/32 overriding royalty interest on those mineral rights involved in a transaction. 4). Working interest partners-a fee of up to 1/32 overriding royalty interest on any mineral rights involved with a working interest partner and a fee of 10% of the ultimate value of the transaction. 5). A fee of $40,000 to retain the services of Enutroff for a period of one year was due on July 1, 2003. Enutroff introduced us to CPA Directed Investments (CDI) and received a $58,000 fee based on the $400,000 the Company borrowed from CDI. Total fees paid to Enutroff for the year ended December 31, 2003 was $98,000. The fees were recorded as a professional and consulting fee expense.

On November 15, 2002, we entered into a Service and Water Disposal Agreement with two companies, whereby pumping services would be provided as well as transportation of its produced water to a disposal well. The Company owes $10.00 per day for each well that is provided with pumping services and will pay $60.00 per hour for water hauling and $250.00 per month for the use of the disposal well.

On January 21, 2003 we entered into a lease agreement for office space. The term of the agreement is one year and rent is $300 per month.

NOTE 5 SHORT-TERM NOTES PAYABLE

We borrowed $240,000 from Cornerstone Bank under a note that was due August 3, 2003. Interest was 2% over the corporate base rate (6.25%). The note was repaid July 7, 2003.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

In July 2003, we borrowed $400,000 from CDI. The interest rate on the loan was 10%. 1,000,000 shares of common stock were issued to CDI as collateral that was held until the loan was paid. The loan was for 180 days. Pursuant to the loan agreement, upon the occurrence and during a continuance of default, all remaining amounts of the loan shall, at the option of CDI, become immediately due and payable, and CDI may exercise at any time any rights and remedies available to it under applicable law of the State of Nevada. The loan is due and payable upon the earlier of: (i)180 days from the date of the agreement, or (ii) within 30 days from closing of the Company's registered offering. The loan was repaid by December 31, 2003. Interest paid to CDI was $13,501.

NOTE 6 LONG-TERM DEBT

We acquired a truck on September 10, 2003 and financed the purchase with a five-year loan from GMAC. Interest is 8.74%. The current portion of the note is $4,000 and the long-term portion is $22,923. Future amounts owed are 2004-$4,000; 2005-$5,574; 2006-$5.641; 2007-$6,154; 2008-$5,554.

NOTE 7 INCOME TAXES

Deferred income taxes are determined based on the tax effect of items subject to differences in book and taxable income. There is approximately $2,939,000 of net operating loss carry-forwards, which expires in 2017. The net deferred tax is as follows:

Non-current deferred tax asset (liabilities):
Net operating loss carry-forward	$1,000,000	$239,000
Exploration and development cost capitalized for financial purposes expensed for tax purposes Valuation allowance	(450,000) (550,000)	-- (239,000)
Total deferred tax net	$ --	$ --

A reconciliation of the provision for income taxes to the statutory federal rate for continuing operations is as follows for each of the years 2003 and 2002:

Statutory tax rate	34.0%
Valuation allowance	<34.0>
Effective tax rate	0.0%

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 8 RELATED PARTY TRANSACTIONS

The due to Officer liability of $47,500 and $25,000 represents the unpaid amounts owed to Mr. Branagan at December 31, 2003 and 2002.

Total fees to Mr. Stoeckinger for the years ended December 31, 2003 and 2002 were $244,699 and $85,603.

Total fees to Mr. Blagojevic for the years ended December 31, 2003 and 2002 were $469,302 and $24,991.

Total interest paid to CDI (see note5), a stockholder of the Company, for the year ended December 31, 2003 was $13,501. We invested $200,000 in a fund that is being managed by CPA Directed Investments. At December 31, 2003 the value of the investments was recorded at the market value of $200,000. There were no investment management fees charged in the year ended December 31, 2003.

Total fees to Mr. Frierson for the year ended December 31, 2003 and 2002 were $5,900 and $26,412, respectively.

Total fees paid to Mr. David Polay and his company for the year ended December 31, 2003 was $55,134.

NOTE 9 SUBSEQUENT EVENTS

On January 15, 2004 we entered into an agreement with Mr. John Haas, Mr. Mark Hass and Mr. W.B.Mitchell whereas we would be allowed access to approximately 10,000 acres of leased mineral rights for the purpose of exploring, and evaluating gas production for 6 months. Mr. John Haas agreed to join the Board of Directors of the Company. Mr. Mark Hass agreed to be a project manager and consultant for the Company. Mr. W.B. Mitchell agreed to provide consulting support for lease/land acquisitions. Each of the three individuals received 600,000 stock warrants (1,800,000 total) to purchase shares at a price of $1.20 per share; 400,000 stock warrants (1,200,000 total) to purchase shares at a price of $1.50 per share; and 300,000 stock warrants (900,000 total) to purchase shares at a price of $2.00 per share. The warrants expire on July 15, 2006. The value of the warrants, using the Black-Scholes pricing model, is $420,700 and this will be charged to first quarter 2004 operations.

On January 15, 2004 we issued 765,000 shares of stock to CBM Energy, Inc in exchange for oil and gas mineral leases covering approximately 36,000 acres and title to approximately 10 existing wells. The value of the transaction is $765,000. The value assigned to the assets will be based on the unamortized lease cost of each acre and the fair market value determination of the remaining amount of saleable product from the existing wells. Any amount paid that exceeds the fair market value of the assets acquired as determined, if applicable, will be written off as a charge to first quarter 2004 operations.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

CDI returned 1,000,000 shares of Company stock on January 26, 2004.

180,000 shares of stock that was due Mr. Stoeckinger was issued on March 6, 2004.

On February 9, 2004, we agreed to issue 10,000 shares of common stock to and granted Joseph Blankenship an option to purchase 50,000 shares at $2.50 per share for the first 25,000 shares and $4.00 for the remaining 25,000 shares. The option was granted pursuant to the Research Agreement we entered into on February 9, 2004. The term of the option is for two years.

On February 18, 2004, we granted to CSC Group LLC a stock warrant giving CSC the right to purchase 200,000 shares of our common stock. The term and exercise price of the warrant shares shall be: (i) 100,000 shares at $1.50 per share for a period of two years; and (ii) 100,000 shares at $2.50 per share for a period of two years.

On March 1, 2004 we issued 100,000 stock options with an exercise price of $1.25 per share and 200,000 stock options with an exercise price of $1.50 per share to Mr. William Burk. Mr. Burk has performed consulting services for the Company. The options expire in three years. The value of the options, using the Black-Scholes pricing model, is $38,700. This will be charged to the first quarter 2004 operations.

On March 19, 2004 Mr. Kehoe exercised 325,000 options at a price of $.50 per share, Mr. Felton exercised 325,000 options at a price of $.50 per share and Mr. Frierson exercised 50,000 options at a price of $.50 per share. The options were exercised with a note due

NOTE 10 SUPPLEMENTAL OIL AND GAS DISCLOSURE

Oil and gas operations

We have only begun preliminary exploration and as a result have had no revenue or production expense or other expense relating to operations.

Capitalized costs relating to oil & gas producing properties

At December 31, 2003 and 2002 capitalized costs of $1,289,573 and $282,956, respectively, related to unproven oil & gas properties.

Capitalized costs incurred

All of the costs are related to unproved property

2003
Acquisitions costs	$606,423
Exploration costs	400,194
Costs expended in 2003	$1,006,617

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

2002
Acquisitions costs	$141,187
Exploration costs	141,769
Costs expended in 2002	$282,956

Oil & gas reserve information

There are no proved oil and gas reserves at December 31, 2003.

Petrol Oil and Gas, Inc.

(A Development Stage Company)

Condensed Balance Sheet

	June 30, 2004 (Unaudited)	December 31, 2003 (Audited)
Assets
Current assets:
Cash	$ 237,042	$ 1,059,838
Prepaid asset	33,333	-
Investment	14,882	200,000
Total current assets	285,257	1,259,838

Equipment	4,894	2,134
Vehicles	28,009	28,009
Accumulated depreciation	(5,280)	(2,107)
	27,623	28,036

Other Assets:
Notes and interest receivable from stockholders	336,267	-
Oil and gas properties using full cost accounting:
Properties not subject to amortization	2,258,174	1,289,573
Total other assets	2,594,441	1,289,573
	$ 2,907,321	$ 2,577,447

Liabilities and stockholders' equity
Current liabilities:
Current portion of long term debt	$ 4,000	$ 4,000
Notes payable	250,000	-
Accounts payable	143,522	268,071
Deposit	99,965	-
Accrued liabilities	7,110	31,316
Due to officer	-	47,500
Total current liabilities	504,597	350,887

Long-term debt	20,189	22,923

Contingencies and commitments

Stockholders' equity:
Preferred stock, $.001 par, authorized 10,000,000 shares; no shares issued	-	-
Common stock, $.001 par, authorized 100,000,000 shares; 18,112,466 and 17,247,466 issued and outstanding at June 30, 2004 and December 31, 2003	18,112	17,247
Stock bought for services not issued 474,680 and 160,000 shares at June 30, 2004 and December 31, 2003	475	160
Unamortized cost of stock issued for services	(50)	(1,000)
Additional paid in capital	6,844,396	4,630,713
Deficit accumulated under the development stage	(4,480,398)	(2,443,483)
Total stockholders' equity	2,382,535	2,203,637
	$ 2,907,321	$ 2,577,447

See notes to condensed financial statements.

Petrol Oil and Gas, Inc.

(A Development Stage Company)

Condensed Statement of Operations

Unaudited

	Six Months Ended June 30,		Three Months Ended June 30,		March 3, 2000 (inception) to June 30,
	2004	2003	2004	2003	2004
Revenue:	$ -	$ -	$ -	$ -	$ -

Professional and consulting fees	867,737	168,213	315,426	82,718	2,881,999
Office	110,720	27,087	94,360	10,698	178,479
Wages	176,000	67,500	88,000	33,750	382,155
Travel & Entertainment	54,227	27,157	26,554	19,183	124,380
Rent	25,950	1,800	9,780	900	29,750
Loan Fee	132,500	-	132,500	-	132,500
Acquisition of Assets: CBM Energy Inc.	654,000	-	-	-	654,000
Miscellaneous expense	36,733	6,094	14,949	4,117	102,999

Loss from operations	(2,057,867)	(297,851)	(681,569)	(151,366)	(4,486,262)

Other income (expense):
Interest income	7,581	-	6,376	-	8,648
Earnings on investment	15,087	-	(3,634)	-	15,087
Interest expense	(1,715)	-	(762)	-	(17,871)

Other income (expense)	20,953	-	1,980	-	5,864

Loss before income tax	(2,036,914)	(297,851)	(679,589)	(151,366)	(4,480,398)

Provision for income tax	-	-	-	-	-

Net loss	$ (2,036,914)	$ (297,851)	$ (679,589)	$ (151,366)	$ (4,480,398)

Basic and diluted earnings per share	$ (0.12)	$ (0.02)	$ (0.04)	$ (0.01)	$ (0.46)

Weighted shares outstanding	16,448,261	12,018,857	16,448,261	12,018,857	9,766,535

See notes to condensed financial statements.

Petrol Oil and Gas, Inc.

(A Development Stage Company)

Condensed Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30,		March 3, 2000 (inception) to June 30,
	2004	2003	2004
Operating activities:
Net loss	$ (2,036,914)	$ (297,851)	$ (4,480,398)
Adjustments to reconcile net loss to cash used in operating activities-
Depreciation	3,173	80	5,280
Stock and options issued for services	913,313	90,000	2,404,183
Stock issued in asset purchase: CBM	765,000	-	765,000
Gain on investment net of fees	(14,882)	-	(14,882)
Change in assets and liabilities-
Prepaid asset	(33,333)	-	(33,333)
Accounts payable	(124,549)	(6,559)	54,141
Deposit	99,965	-	99,965
Accrued liabilities	(24,206)	-	7,110
Due to officer	(47,500)	25,000	-
Cash used in operating activities	(499,933)	(191,830)	(1,192,934)

Investing activities:
Equipment purchased	(2,760)	(1,600)	(32,903)
Investment, net	200,000	-	-
Additions to oil & gas properties not subject to amortization	(968,601)	(526,418)	(2,118,212)
Cash used in investing activities	(771,361)	(528,018)	(2,151,115)

Financing activities:
Stock issued for debt paid by stockholder of Company	-	-	6,476
Exercise of options	187,500	-	187,500
Note receivable payments, net	13,732	-	13,732
Payments made on long-term debt	(2,734)	-	(3,820)
Notes payable	250,000	240,000	278,009
Stock sold	-	337,500	3,099,194
Cash provided from financing activities	448,498	577,500	3,581,091

Increase (decrease) in cash	(822,796)	(142,348)	237,042
Beginning cash	1,059,838	161,836	-
Ending cash	$ 237,042	$ 19,488	$ 237,042

Supplemental cash flow information:
Interest paid	$ 1,715	$ --	$ 17,871
Income taxes paid	-	-	-

Non cash financing activities:

Stock issued for assets acquired	$ -	$ -	$ 50,580
Addition to oil & gas properties not subject to amortization and accounts payable assumed in asset purchase	-	-	89,381
Stock contributed to paid in capital	-	-	5,826
Unamortized cost of stock issued for services	(950)	1,000	50
Stock for services not issued	475	30,000	475
Stock, warrants and options issued for services	913,313	60,000	2,404,183
Stock issued on exercise of options for a note receivable	350,000	-	350,000

See notes to condensed financial statements.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year. Certain amounts in the prior year statements have been reclassified to conform to the current year presentations. These statements should be read in conjunction with the financial statements and footnotes thereto included in the Form 10-KSB for the year ended December 31, 2003.

Note 2 - Going Concern

The accompanying condensed financial statements have been prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. For us to continue as a going concern we must seek additional sources of capital, and we must attain future profitable operations. We are currently initiating our business plan and are in the process of raising additional capital. The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Note 3 -Stock Transactions, Consulting and other Agreements

On April 13, 2004, a consultant exercised 250,000 warrants for cash consideration of $187,500. As of June 30, 2004 the shares were not issued and the par value of the shares ($250) is recorded as stock bought for services not issued.

On May 3, 2004, we issued 100,000 shares of our common stock to CPA Directed Investments (CDI) pursuant to a $250,000 secured promissory note agreement dated May 5, 2004. CDI will return 50,000 shares for cancellation at such time the loan and interest are paid in full. The remaining 50,000 shares will be retained by CDI as a loan fee. The loan fee expense was determined based on the market value of our stock on the date of the agreement and totaled $132,500.

On May 19, 2004 we entered into a consulting agreement with Tom Bibiyan of Florence Equity, LLC. The agreement was for 90 days and we paid a fee of $50,000. The remaining unamortized portion of the fee ($33,333) is recorded as a prepaid asset. The remaining balance will be amortized in the third quarter.

On June 17, 2004, we issued 120,000 shares of our restricted common stock to XXR Consulting Inc. pursuant to a consulting agreement we executed on June 4, 2004. The value of the stock as determined by the market price of our stock on the day of the agreement was $276,000 and this was recorded as professional and consulting fee expense in June 2004.

PETROL OIL AND GAS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

On June 15, 2004, we agreed to issue shares of our common stock at a value of $6,000 and a fee of $4,000 to ECON Investor Relations, Inc pursuant to a consulting agreement. The fees are monthly and the agreement is for one year with either party able to terminate the agreement based on 30 days written notice. The shares were not issued at June 30, 2004 and the par value of the stock $3 was recorded as stock bought for services not issued.

A supplier has agreed to be paid in stock for 10% of any invoice. Stock owed but not issued to the supplier at June 30, 2004 was under 100 shares.

On July 26, 2004 we acquired oil properties leases consisting of 640 acres with 25 well heads located in Franklin County, Kansas from RWJ Oil LC. In addition we acquired related equipment.

As of June 30, 2004, we had recorded a deposit (liability) on our financial statements of $99,965, which represents funds we received from outside investors to be used towards the formation of a new limited liability company ("LLC"), whereby we will contribute certain assets to the LLC in exchange for 20% membership interest in the LLC and the outside investors will receive 80% membership interest in the LLC for cash of $350,000.

Note 4 - Note Payable

We acquired a truck on September 10, 2003 and financed the purchase with a five-year loan from Mayse Automotive Group. Interest is 8.74% and the first payment was October 10, 2003.

Note 5 - Related Party Transactions

We paid a loan fee of $132,500 in the quarter-ended June 30, 2004 to CPA Directed Investments, a stockholder of ours.

Note 6-Subsequent Events

We entered into a consulting agreement with Investsource, Inc. on July 9, 2004. The initial fee was $7,500.

We entered into a financial advisory agreement with Energy Capital Solutions on July 13, 2004. The initial fee paid was $15,000 with additional fees owed pending the receipt of equity capital.

On July 26, 2004 we acquired oil properties leases consisting of 640 acres with 25 well heads located in Franklin County, Kansas from RWJ Oil LC. In addition we acquired related equipment.

On July 23, 2004, we formed Petrol Oil, II LLC and contributed certain assets acquired in the RWJ acquisition, including producing oil wells and other assets associated with the wells, in exchange for a 20% membership interest in the LLC. Outside investors provided $350,000 in cash for the remaining 80% membership interest.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Dealer Prospectus

Delivery Obligation

Until _________, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PETROL OIL AND GAS, INC. _________, 2004
_____________________ TABLE OF CONTENTS

Prospectus Summary

Summary Financial Information

Glossary

Risk Factors

About This Prospectus

Available Information

Special Note Regarding Forward-Looking Information

Use of Proceeds

Selling Security Holders

Plan of Distribution

Legal Proceedings

Directors, Executive Officers, Promoters and Control Persons

Security Ownership of Beneficial Owners and Management

Description of Securities

Interest of Named Experts and Counsel

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Description of Business

Plan of Operation

Description of Property

Certain Relationships and Related Transactions

Market for Common Equity and Related Stockholder Matters

Executive Compensation

Changes in and Disagreements with Accountants

Financial Statements (Audited)

Independent Auditors Report

Balance Sheet

Statement of Operations

Statement of Shareholders' Equity

Statement of Cash Flows

Notes to Financial Statements

Financial Statements (Unaudited)

Balance Sheet

Statement of Operations

Statement of Cash Flows

Notes to Financial Statements

Page 1 3 4 7 16 16 16 17 17 20 21 21 24 25 29 29 30 41 50 50 50 52 54 55 F-1 F-2 F-3 F-4 F-5 F-6 F-20 F-21 F-22 F-23

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of Petrol Oil and Gas, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Petrol Oil and Gas, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Petrol Oil and Gas, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company in connection with the sale and distribution of the shares registered hereby.

SEC Registration Fee	$4,969.88
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$147,500
Printing Expenses	$1,000
Miscellaneous Expenses	$4,000

Total	$164,969.88

RECENT SALES OF UNREGISTERED SECURITIES

Since inception (March 3, 2000) we issued and sold the following unregistered securities:

Issuances to Officers and Directors

On March 3, 2000, we issued Anthony N. DeMint, our former sole officer and director, 5,000,000 shares of our common stock for services rendered.

From January 1, 2001 through April 1, 2002 we issued additional shares of our common stock to Mr. DeMint at par value, $0.001 per share, for conversion of debt to equity for monies advanced by Mr. DeMint. The dates of the issuance and number of shares issued is as follows:

Date of issuance	Number of Shares

January 1, 2001	1,405,000
April 1, 2001	22,060
July 1, 2001	13,240
October 1, 2001	14,060
April 1, 2002	21,880

We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. DeMint, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The shares were issued directly by us and did not involve a public offering or general solicitation. There were no commissions paid on the issuance of the shares.

On December 19, 2002, we granted Paul Branagan, our president and chairman, an option to purchase 1,250,000 shares of our common stock at prices ranging from $0.50 to $2.50 per share. We believe that the grant of the option was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. Branagan, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

On March 18, 2004, Mr. Branagan exercised 250,000 stock options at a price of $0.50 per share. Mr. Branagan received 211,180 shares and the Company retained 38,820 shares as payment of the exercise price based on the market value of the Company's stock on the exercise date of $3.22 per share.

Asset Purchase Agreement

On August 19, 2002, we executed and Asset Purchase Agreement with Petrol Energy, Inc., whereby we issued 10,918,300 shares of our restricted common stock in exchange for certain assets and liabilities of Petrol Energy. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with Mr. DeMint, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient's management had the opportunity to speak with Mr. DeMint on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

Share Cancellation

On August 21, 2002, Mr. DeMint cancelled 5,826,240 shares concurrent with the asset purchase with Petrol Energy, Inc. for no consideration.

NIO Fund Sales

From November 5, 2002 through December 2, 2002, we issued and sold a total of 660,303 shares to NIO FUND Investment Management Limited for a total purchase price of $330,151.25, all of which was paid in cash. In addition to the above sales to NIO, we issued NIO warrants to purchase up to $3,500,000 of our common stock at a 12.5% discount to market, however, not to be less than $0.875 per share. All of these warrants expired on or before January 31, 2004.

On November 21, 2003, we issued a new warrant for the purchase of 1,500,000 shares of common stock at $0.875 per share. This warrant expires November 20, 2006.

In November 2003, NIO assigned the warrant to two individuals as follows: Paola Simoni - 1,000,000; and Goran Blagojevic - 500,000.

We believe that the issuance and sale of the shares and issuance of the warrants were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares and warrants were issued directly by us and did not involve a public offering or general solicitation. NIO is an accredited investor as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The recipient of the shares and warrants was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares and warrants, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

Issuances to Consultants

On December 19, 2002, we agreed to issue 160,000 shares of our common stock to William Stoeckinger (the 160,000 shares were not issued until March 6, 2004) and granted him an option to purchase (i) 50,000 shares of common stock at $0.50 per share and (ii) 50,000 shares of common stock at $1.00 per share. The options are exercisable until December 19, 2004. We believe that the issuance of the shares and grant of the option were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 27, 2002, we issued 3 of our consultants (Larry Kehoe, Cody Felton and Russell Frierson) a total of 700,000 shares of common stock and granted options to purchase up to 700,000 shares of common stock at $0.50 per share as consideration for consulting services. The options are exercisable for a period of 36 months. On March 19, 2004, Larry Kehoe exercised 325,000 options at a price of $.50 per share, Cody Felton exercised 325,000 options at a price of $.50 per share and Russell Frierson exercised 50,000 options at a price of $.50 per share. The options were exercised with a note due to the Company for the strike price. 50% of the stock will be issued and 50% of the stock was issued and held as collateral for the notes. As of the date of this prospectus, all of the notes have been fully paid. We believe that the issuance of the shares and grant of the options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 30, 2002, we granted a warrant to Goran Blagojevic to purchase up to 250,000 shares of common stock at $0.75 per share as partial consideration for consulting services. The warrant expired on July 1, 2003. We believe that the issuance of the warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 26, 2003, we issued 55,000 shares of common stock to Goran Blagojevic in exchange for services rendered to us amounting to $27,500. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On September 1, 2003, we granted to Goran Blagojevic a warrant to purchase up to 900,000 shares of our common stock at $0.75 per share as partial consideration for consulting services. The warrant is exercisable until August 31, 2006. We believe that the issuance of the warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On April 13, 2004, Goran Blagojevic exercised 250,000 warrants at a price of $0.75 per share. The 250,000 shares were issue on July 14, 2004 without restriction as setforth in the S-8 registration statement filed with the SEC on April 1, 2004.

On October 27, 2004, Goran Blagojevic exercised 400,000 warrants at a price of $0.75 per share. The 400,000 shares were issued on October 27, 2004 and are being registered in this registration statement.

On October 27, 2004, we issued 8,861 share of our common stock to ECON Investor Relations, Inc. pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares and grant of the options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).The 8,861 shares are being registered in this registration statement.

Pursuant to a one-year geologist/technical advisor consulting agreement we entered into with William Stoeckinger on December 19, 2002, we issued a total of 180,000 shares of common stock to him in March 6, 2004 for services; 160,000 were due, but not issued at December 31, 2003 and 20,000 were for January 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with our president, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient's had the opportunity to speak with our president and directors on several occasions prior to their investment decision.

Other Issuances and Sales

On December 27, 2002, we issued and sold a total of 88,390 shares of common stock to 2 individual accredited investors for a total purchase price of $44,195, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On December 30, 2002, we issued and sold a total of 135,000 shares of common stock to an individual accredited investor for a total purchase price of $101,250, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our management on several occasions prior to its investment decision. There were no commissions paid on the issuance and sale of the shares.

On March 13, 2003, we issued and sold a total of 350,000 shares of common stock to 4 individual accredited investors for a total purchase price of $262,500, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On April 17, 2003, we sold 100,000 shares of common stock to an individual accredited investor for a total purchase price of $75,000, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On April 18, 2003, we issued 1,000,000 shares of our $0.001 par value common stock to Cornerstone Bank to hold as collateral for a line of credit in the amount of $250,000. On July 2, 2003, we repaid the line of credit and Cornerstone returned the shares to us for cancellation. We believe that the issuance of the shares was exempt from registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), 4(6) and Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing that shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decisions. There were no commissions paid on the issuance and sale of the shares.

On July 2, 2003, we issued 1,000,000 shares of our $0.001 par value common stock to CPA Directed Investments to hold as collateral for a loan in the amount of $250,000. On November 10, 2003, we repaid the loan and CPA returned the shares for cancellation. We believe that the issuance of the shares was exempt from registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), 4(6) and Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing that shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decisions. There were no commissions paid on the issuance and sale of the shares.

On January 15, 2004, we issued 765,000 shares of stock to CBM Energy, Inc in exchange for oil and gas mineral leases covering approximately 36,000 acres and title to approximately 10 existing wells. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with our president, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient's management had the opportunity to speak with our president and directors on several occasions prior to their investment decision.

On May 3, 2004, we issued 100,000 shares of our common stock to CPA Directed Investments pursuant to a Secured Promissory Note Agreement dated May 5, 2004. CPA was to return 50,000 shares for cancellation at such time as the loan and interest are paid in full. On October 8, 2004, we repaid the loan and the 50,000 shares were given to CPA for extending the payment period three months. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 50,000 shares are being registered in this registration statement.

On June 17, 2004, we issued 120,000 shares of our common stock to XXR Consulting Inc. pursuant to a consulting agreement we executed on June 4, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 120,000 shares are being registered in this registration statement.

As of October 7, 2004, we sold and issued 5,633,333 units, each unit consisting of 1 share of common stock and 1 warrant, to 16 accredited investors for a total purchase price of $6,760,000, all of which was paid in cash. Each warrant entitles the investor the right to purchase 1 share of our common stock at $1.50 per share at any time through 5:00 P.M. on September 8, 2007. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. Energy Capital Solutions ("ECS"), with support from Pritchard Capital Partners, LLC ("PCP"), acted as placement agents for the offering, ECS was paid a 7% commission on all funds raised, of which 4% was paid to PCP for investors identified solely by PCP. In addition, ECS received 845,000 warrants to purchase our common stock at $1.35 per share. The warrants expire in 5 years from the closing date of October 27, 2004. The 845,000 warrants are being registered in this registration statement.

On October 28, 2004, we entered into an $8,000,000 credit facility with Laurus Master Fund, Ltd., whereby we executed an $8,000,000 convertible term note and issued Laurus a warrant to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share. The convertible term note is convertible into shares of our common stock based on certain conditions. We believe that the sale of the convertible term note and issuance and sale of the warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient had the opportunity to speak with our management on several occasions prior to its investment decision. We incurred costs amounting to $315,000, in cash, 50,000 shares of our unregistered common stock and warrants to purchase up to 100,000 shares of our common stock for a period of five years at $2.00 per share.

Issuances of Stock Options and Warrants

On January 15, 2004, we entered into an agreement with Mr. John Haas, Mr. Mark Hass and Mr. W.B. Mitchell wherein they agreed to grant us access to approximately 10,000 acres of leased mineral rights for the purpose of exploring, and evaluating gas production for 6 months (the agreement was amended in May 18, 2004 to extend the term of the agreement to August 1, 2005). Each of the three individuals received 600,000 stock warrants (1,800,000 total) to purchase shares at a price of $1.20 per share; 400,000 stock warrants (1,200,000 total) to purchase shares at a price of $1.50 per share; and 300,000 stock warrants (900,000 total) to purchase shares at a price of $2.00 per share. The warrants expire on July 15, 2006. We believe that the issuances of the warrants were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On February 9, 2004, we agreed to issue 10,000 shares of common stock to and granted Joseph Blankenship an option to purchase 50,000 shares at $2.50 per share for the first 25,000 shares and $4.00 for the remaining 25,000 shares. The option was granted pursuant to the Research Agreement we entered into on February 9, 2004. The term of the option is for two years.

On February 18, 2004, we granted to CSC Group LLC a stock warrant giving CSC the right to purchase 200,000 shares of our common stock. The term and exercise price of the warrant shares is: (i) 100,000 shares at $1.50 per share for a period of two years; and (ii) 100,000 shares at $2.50 per share for a period of two years.

On March 1, 2004, we issued 100,000 stock options with an exercise price of $1.25 per share and 200,000 stock options with an exercise price of $1.50 per share to Mr. William Burk. Mr. Burk has performed consulting services for the Company. The options expire in three years.

All of the above-described issuances were exempt from registration (i) pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering, (ii) Regulation S or (iii) Regulation D promulgated under the Securities Act. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A. The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada on October 29, 2004.

PETROL OIL AND GAS, INC.

By: /s/ Paul Branagan

Paul Branagan, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Paul Branagan	President, CEO,
Paul Branagan	Chairman, Secretary
Chief Accounting
Officer and Treasurer

/s/ Loren Moll	Director
Loren Moll

/s/ John C. Garrison	Chief Financial Officer
John C. Garrison

EXHIBIT INDEX
Exhibit Number	Description
2	Asset Purchase Agreement between Petrol Energy, Inc. and Euro Technology Outfitters, August 19, 2002 (Incorporated by reference to Exhibit (2) to Form SB-2 filed on January 22, 2003)
3i	Articles of Incorporation

(a) Certificate of Amendment of Articles of Incorporation of Euro Technology Outfitters, filed on August 20, 2002 (Incorporated by reference to Exhibit (3)(i)(a) to Form SB-2 filed on January 22, 2003)

(b) Articles of Incorporation for Euro Technology Outfitters, filed on March 3, 2000 (Incorporated by reference to Exhibit (3)(i)(b) to Form SB-2 filed on January 22, 2003)
3ii	Bylaws for Euro Technology Outfitters (Incorporated by reference to Exhibit (3)(ii) to Form SB-2 filed on January 22, 2003)
5*	Legal Opinion of Stoecklein Law Group
10.1	Amendment to Translation and Business Consulting agreement with Goran Blagojevic dated December 20, 2002 (Incorporated by reference to Exhibit 10.1 to Form SB-2 filed on January 22, 2003)
10.2	Service and Water Disposal Agreement dated November 15, 2002 (Incorporated by reference to Exhibit 10.2 to Form SB-2 filed on January 22, 2003)
10.3	Employment agreement with Paul Branagan dated December 19, 2002 (Incorporated by reference to Exhibit 10.3 to Form SB-2 filed on January 22, 2003)
10.4	Geologist/Technical Advisor Consulting Agreement with William Stoeckinger dated December 19, 2002 (Incorporated by reference to Exhibit 10.4 to Form SB-2 filed on January 22, 2003)
10.5	Land Services Consulting Agreement with Russell Frierson dated December 27, 2002 (Incorporated by reference to Exhibit 10.5 to Form SB-2 filed on January 22, 2003)
10.6	Land Services Consulting Agreement with Lawrence Kehoe dated December 27, 2002 (Incorporated by reference to Exhibit 10.6 to Form SB-2 filed on January 22, 2003)
10.7	Land Services Consulting Agreement with Cody Felton dated December 27, 2002 (Incorporated by reference to Exhibit 10.7 to Form SB-2 filed on January 22, 2003)
10.8	Waverly Kansas Office Lease dated January 21, 2003 (Incorporated by reference to Exhibit 10.8 to Form SB-2 filed on January 22, 2003)
10.9	2002 Master Stock Option Plan (Incorporated by reference to Exhibit 10.9 to Form SB-2 filed January 22, 2003)
10.10	Term Sheet of Compensation for Enutroff, dated 7/01/03 (Incorporated by reference to Exhibit 10.10 to Form 10-QSB filed on September 30, 2003)
10.11	Consultant Agreement of CSC Group LLC (Incorporated by reference to Exhibit 10.11 to Form 10-KSB filed on April 15, 2004)
10.12	Employment Agreement of David Polay (Incorporated by reference to Exhibit 10.12 to Form 10-KSB filed on April 15, 2004)
10.13	Addendum to Employment Agreement of Paul Branagan (Incorporated by reference to Exhibit 10.13 to Form 10-KSB filed on April 15, 2004)
10.14	Employment Agreement of Gary Bridwell (Incorporated by reference to Exhibit 10.14 to Form 10-KSB filed on April 15, 2004)
10.15	Letter Agreement with William D. Burke (Incorporated by reference to Exhibit 10.15 to Form 10-KSB filed on April 15, 2004)
10.16	Purchase and Sale Agreement with CBM Energy Inc. (Incorporated by reference to Exhibit 10.16 to Form 10-KSB filed on April 15, 2004)
10.17	Research Agreement with Joseph E. Blankenship (Incorporated by reference to Exhibit 10.17 to Form 10-KSB filed on April 15, 2004)
10.18	Research Agreement Scope of Work and Compensation (Incorporated by reference to Exhibit 10.18 to Form 10-KSB filed on April 15, 2004)
10.19	Business Partnership Term Sheet with John Haas, Mark Haas, and W.B. Mitchell (Incorporated by reference to Exhibit 10.19 to Form 10-KSB filed on April 15, 2004)
10.20	Addendum #2 Employment Agreement of Paul Branagan (Incorporated by reference to Exhibit 10.6 to Form 10-QSB filed on May 17, 2004)
10.21*	Securities Purchase Agreement for Laurus
10.22*	Registration Rights Agreement for Laurus
10.23*	Subscription and Registration Rights Agreement for Unit Offering
10.24*	Warrant Agreement for Unit Offering
(16)	Letter of G. Brad Beckstead CPA regarding change in certifying accountant, September 5, 2002 (Incorporated by reference to Exhibit 16 to Form SB-2 filed on January 22, 2003)
23.1*	Consent of Auditor
23.2*	Consent of Legal Counsel

_____

* Filed herewith